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EXHIBIT (a)(1)(i)

INTEGRATED DEVICE TECHNOLOGY, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK
FOR A NUMBER OF REPLACEMENT OPTIONS ACCORDING TO AN EXCHANGE RATIO

THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 9:00 A.M. PACIFIC TIME ON DECEMBER 6, 2002
UNLESS THIS OFFER IS EXTENDED

        Integrated Device Technology, Inc., which includes its consolidated subsidiaries and which is sometimes referred to herein as "the Company," "IDT," "our," "us" and "we," is offering eligible employees the opportunity to exchange certain outstanding options to purchase shares of our common stock for a number of replacement options according to an exchange ratio. We expect to grant the replacement options within 30 days of the date that is at least six months and one day after the expiration of this offer. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange Certain Outstanding Options ("offer to exchange") and in the related Election Concerning Exchange of Stock Options form ("election form" which together, as they may be amended from time to time, constitute the "offer").

        Options that are included in this offer are those that:

    •
    have an exercise price of $11.01 per share or higher; and

    •
    were granted under the IDT 1994 Stock Option Plan (the "1994 Stock Option Plan"), the IDT 1997 Stock Option Plan (the "1997 Stock Option Plan") and the Newave Semiconductor Corp. Shanghai Stock Option Plan (the "Newave Shanghai Plan"). Collectively, we refer to the foregoing as the "eligible plans."

        You are eligible to participate in the exchange program only if you:

    •
    are an employee of IDT on November 5, 2002;

    •
    reside in China, Finland, France, Germany, Hong Kong, Israel, Italy, Japan, Korea, the Netherlands, Malaysia, the Philippines, Sweden, Taiwan, the United Kingdom or the United States;

    •
    are not our Chief Executive Officer, Jerry G. Taylor, our President and Chief Executive Officer-Elect, Gregory S. Lang, or one of our non-employee directors;

    •
    remain an eligible employee through the expiration of this offer; and

    •
    hold at least one eligible option on November 5, 2002.

        If you elect to exchange options you will not be eligible to receive replacement options unless you continue to be employed by IDT and continue to reside in China, Finland, France, Germany, Hong Kong, Israel, Italy, Japan, Korea, the Netherlands, Malaysia, the Philippines, Sweden, Taiwan, the United Kingdom or the United States through the replacement grant date.

        Exchange Ratio.    Each eligible employee who accepts the offer will receive an option to purchase one share of common stock in exchange for existing options to purchase that number of shares of common stock that are accepted for exchange and cancelled, determined according to the cancelled options' exercise price as follows (the "exchange ratio"):

Exercise Price	Options Surrendered
$21.00 and lower	1.0
$21.01-31.00	1.3333
$31.01 and higher	1.5

        If you are eligible to participate, you may only elect to exchange options that are subject to an eligible option agreement and you must exchange all or none of the outstanding options that were granted to you on a single grant date and at the same exercise price. In addition, if you elect to exchange any options, and we cancel such options, then all options granted to you during the six-month period ending on November 5, 2002, or during the period from November 5, 2002 through the expiration of this offer, will also be automatically exchanged, regardless of their exercise price. Further, if you elect to exchange any options that were granted between June 1, 2000 and October 31, 2000, and we cancel such options, then all options granted to you on December 21, 2000 will be automatically CANCELLED, and NO REPLACEMENT OPTIONS WILL BE GRANTED IN EXCHANGE FOR THE CANCELLED DECEMBER 21, 2000 OPTIONS.

        All eligible options we accept pursuant to the offer will be cancelled shortly following the close of the offer, currently scheduled for 9:00 a.m. Pacific Time on December 6, 2002, and options elected for exchange will no longer be exercisable after that time.

        We will grant the replacement options on a specified date during the 30-day period beginning on the first business day that is at least six months and one day from the date we cancel the options accepted for exchange (the date on which we grant the replacement options being referred to as the "replacement grant date").

        If you elect to exchange options as described in this offer, your offer is accepted and you remain an eligible employee of IDT through the replacement grant date, we will grant you replacement options under either the 1994 Stock Option Plan or the 1997 Stock Option Plan, depending on the plan under which your cancelled options were originally granted.

        The replacement options will:

    •
    have an exercise price equal to the closing sales price of our common stock as quoted on the Nasdaq National Market on the business day immediately preceding the replacement grant date, as reported in the print edition of The Wall Street Journal (or as modified to obtain preferential tax treatment under local tax laws for replacement options granted outside the United States);

    •
    be vested to the same extent that the options they replace would have been vested on that date had they not been surrendered; however, the replacement options will not be exercisable prior to the date that is six months after the replacement grant date; and

    •
    not be treated as incentive stock options for purposes of the U.S. federal income tax.

        Because we will not grant replacement options until at least six months and one day after the date we cancel the options accepted for exchange, the replacement options may have a higher exercise price than some or all of your existing options.

        If your cancelled options were granted under the 1994 Stock Option Plan or the 1997 Stock Option Plan, then except for the new option exercise price, the term of the option, the six-month restriction on exercise of the option and classification of the options as non-qualified options, the terms and conditions of the replacement options will be similar to the cancelled options. If your cancelled options were granted under a different plan then the terms and conditions of the replacement options will be as set forth in the 1997 Stock Option Plan.

        Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision whether to elect to exchange your options.

        This offer is not conditioned upon a minimum aggregate number of options being elected for exchange. This offer is subject to certain conditions which we describe in Schedule A of this offer to exchange and the terms described in this offer.

        Shares of our common stock are quoted on the Nasdaq National Market under the symbol "IDTI." On November 4, 2002, the closing sales price of our common stock as quoted on the Nasdaq National Market was $12.35 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

        You should direct questions about this offer or requests for assistance to Mika Murakami, Treasurer at (408) 654-6685, or Dorene Hayes, Stock Administrator at (408) 654-6618.

        As of November 4, 2002, options to purchase 19,808,162 shares of our common stock were issued and outstanding under the eligible plans. Of these options, eligible employees held eligible options outstanding under the eligible plans to purchase a total of 13,051,116 shares of our common stock. The shares of common stock issuable upon exercise of options we are offering to exchange represent approximately 12.65% of the total shares of our common stock outstanding as of November 4, 2002.

IMPORTANT

        If you wish to elect to exchange your options, you must complete and sign the Election Concerning Exchange of Stock Options form in accordance with its instructions, and send it to us by internal mail, facsimile ((408) 654-6943) or post to Integrated Device Technology, Inc., 2975 Stender Way, Santa Clara, California 95054, Attn: Stock Administrator.

        We are not making this offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which this offer or the acceptance of any election to exchange options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary or desirable for us to make this offer to option holders in any such jurisdiction.

        IDT HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. IDT HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY IDT.

        NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF IDT OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION. THE EMPLOYMENT RELATIONSHIP BETWEEN IDT AND EACH EMPLOYEE REMAINS "AT WILL."

        IDT RESERVES THE RIGHT TO AMEND OR TERMINATE ANY OF ITS STOCK OPTION PLANS AT ANY TIME, AND THE GRANT OF AN OPTION UNDER ANY OF ITS STOCK OPTION PLANS OR THIS OFFER TO EXCHANGE DOES NOT IN ANY WAY OBLIGATE IDT TO GRANT ADDITIONAL OPTIONS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OFFER TO EXCHANGE OPTIONS IN ANY FUTURE YEAR. THE GRANT OF AN OPTION AND ANY FUTURE OPTIONS GRANTED UNDER ANY OF ITS STOCK OPTION PLANS OR IN RELATION TO THIS OFFER TO EXCHANGE IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY, OTHER THAN TO THE EXTENT REQUIRED BY LOCAL LAW.

SCHEDULE A	CONDITIONS OF THIS OFFER
SCHEDULE B	INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF INTEGRATED DEVICE TECHNOLOGY, INC.

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INDEX TO SUMMARY TERM SHEET

GENERAL QUESTIONS ABOUT THE EXCHANGE		1
1.	What securities are we offering to exchange?	1
2.	Why are we making this offer to exchange?	1
3.	Who is eligible to participate in this exchange?	2
4.	Are employees located outside the United States eligible to participate?	2
5.	What if I leave IDT or change my place of residence between the date my options are cancelled and the replacement grant date?	2
6.	How does this exchange work?	3
7.	What do I need to do to participate in this offer to exchange?	4
8.	Why won't I receive my replacement options immediately after the expiration of this offer?	4
9.	Why can't IDT just reprice my options?	4
10.	Why can't I just be granted additional options?	4
11.	Wouldn't it be easier to quit IDT and then get rehired?	4
12.	If I elect to participate in the exchange program, why must all options granted to me in the last six months, some of which may have a fairly low exercise price, also be exchanged?	5
13.	If I elect to participate in the exchange program and I exchange options granted between June 2000 and October 2000, why must all options granted to me on December 21, 2000 be forfeited?	5
14.	How will this offer effect the focal grant for the second half of fiscal year 2003?	5
15.	How do I find out the details regarding my existing stock options?	5
16.	If I participate, what will happen to my exchanged options?	5
17.	What happens to eligible options that I choose not to exchange or that you do not accept for exchange?	5
18.	If I have incentive stock options, what happens if I elect not to exchange eligible incentive stock options for replacement options?	6
19.	What is the deadline to elect to exchange and how do I elect to exchange?	6
20.	What will happen if I do not turn in my form by the deadline?	6
21.	During what period of time can I withdraw previously elected options?	6
22.	Am I eligible to receive future grants if I participate in this exchange?	7
23.	Does IDT plan to make any company-wide option grants between the cancellation date and the replacement grant date?	7
24.	Is there any tax consequence to my participation in this exchange?	7
25.	How should I decide whether or not to participate?	7
26.	What do the officers and the members of our board of directors think of this offer?	8
27.	What are the conditions to this offer?	8
SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS		8
28.	Which options can be exchanged?	8
29.	Can I exchange the remaining portion of an option that I have already partially exercised?	8
30.	Can I select which portion of an option to exchange?	8
31.	Can I exchange both vested and unvested options?	8
32.	Can I exchange options that I have already exercised?	8
SPECIFIC QUESTIONS ABOUT THE REPLACEMENT OPTIONS		9
33.	Under what plan will the replacement options be granted?	9
34.	What will be my new option exercise price?	9
35.	When will I receive my replacement option?	9
36.	When will the replacement options appear in my E*TRADE OptionsLink account?	9

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37.	Will my replacement options be incentive stock options?	9
38.	When will the replacement options vest?	10
39.	Will the vesting of my replacement option be affected by a leave of absence?	10
40.	What will be the terms and conditions of my replacement options?	10
41.	What if my employment with IDT is terminated after the replacement options are granted?	10
42.	What happens if there is a reduction in force BEFORE the replacement grant date?	11
43.	What happens if IDT is subject to a change in control AFTER the replacement options are granted?	10
44.	What happens if IDT is subject to a change in control BEFORE the replacement options are granted?	11
45.	Are there other circumstances where I would not be granted replacement options?	11
46.	After the replacement grant date, what happens if my options end up underwater again?	12

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SUMMARY TERM SHEET

        The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying election form because the information in this summary is not complete, and additional important information is contained in the remainder of this offer. We have included section references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

GENERAL QUESTIONS ABOUT THE EXCHANGE

  1.    What securities are we offering to exchange?

        We are offering to exchange options to purchase shares of our common stock that have an exercise price of $11.01 or higher per share and that are outstanding under the following plans (collectively, the "eligible plans"):

    •
    IDT 1994 Stock Option Plan (the "1994 Stock Option Plan");

    •
    IDT 1997 Stock Option Plan (the "1997 Stock Option Plan"); and

    •
    Newave Semiconductor Corp. Shanghai Stock Option Plan (the "Newave Shanghai Plan").

        We are offering to exchange only those options that are held by eligible employees that remain eligible from the date of this offer through the expiration of the offer. However, if you elect to exchange any options, and we cancel such options, then all options granted to you during the six-month period ending on November 5, 2002, or during the period from November 5, 2002 through the expiration of this offer, will also be automatically exchanged, regardless of their exercise price. Further, if you elect to exchange any options that were granted between June 1, 2000 and October 31, 2000, and we cancel such options, then all options granted to you on December 21, 2000 will be automatically CANCELLED, and NO REPLACEMENT OPTIONS WILL BE GRANTED IN EXCHANGE FOR THE CANCELLED DECEMBER 21, 2000 OPTIONS. (Section 1)

  2.    Why are we making this offer to exchange?

        We are implementing this offer to exchange because a considerable number of our eligible employees have stock options, whether or not they are currently exercisable, with exercise prices that are significantly above our current and recent trading prices. These options were originally granted to give employees a stake in the growth and success of our company and to provide them with a valuable incentive to stay with our company. This exchange program is VOLUNTARY and will allow eligible employees to choose whether to keep their existing stock options at their existing exercise price and expiration date or to exchange those options for replacement options to purchase a number of shares of common stock based on the exchange ratio, subject to adjustments for any stock splits, stock dividends and similar events. We will grant these replacement options in accordance with the terms of this offer on a specified date during the 30-day period beginning on the first business day that is at least six months and one day from the date we cancel the options accepted for exchange. We hope that this program will help with the current underwater options issue, but this cannot be guaranteed considering the ever-present risks associated with a volatile and unpredictable stock market. By making this offer to exchange outstanding options for replacement options that will have an exercise price equal to the closing sales price of our common stock on the business day immediately preceding the replacement grant date (or as modified to obtain preferential tax treatment under local tax laws for replacement options granted outside the United States), we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value. In addition, we hope to create better performance incentives for our eligible employees and thereby maximize stockholder value. (Section 2)

  3.    Who is eligible to participate in this exchange?

        Employees are eligible to participate in the exchange program only if they:

    •
    are an employee of IDT on November 5, 2002;

    •
    reside in China, Finland, France, Germany, Hong Kong, Israel, Italy, Japan, Korea, the Netherlands, Malaysia, the Philippines, Sweden, Taiwan, the United Kingdom or the United States;

    •
    are not our Chief Executive Officer, Jerry G. Taylor, our President and Chief Executive Officer-Elect, Gregory S. Lang, or one of our non-employee directors;

    •
    remain an eligible employee through the expiration of this offer; and

    •
    hold at least one eligible option on November 5, 2002.

        If you are eligible and choose to participate, you may only elect to exchange options subject to an eligible option agreement that have an exercise price of $11.01 or higher per share and that were granted under one of the eligible plans. You may only elect to exchange all or none of the outstanding options granted to you on the same grant date and at the same exercise price. (Section 1)

  4.    Are employees located outside the United States eligible to participate?

        Yes, employees who reside outside the United States in China, Finland, France, Germany, Hong Kong, Israel, Italy, Japan, Korea, the Netherlands, Malaysia, the Philippines, Sweden, Taiwan or the United Kingdom are eligible to participate. Short summaries of the general tax consequences of the exchange offer for residents in countries other than the United States are included in this offer to exchange (Sections 13-27). You are, however, urged to educate yourself about special financial or tax considerations that may affect your decision to exchange by consulting a financial or tax advisor in the country where you reside and work. Employees of IDT who reside in countries other than China, Finland, France, Germany, Hong Kong, Israel, Italy, Japan, Korea, the Netherlands, Malaysia, the Philippines, Sweden, Taiwan, the United Kingdom or the United States are not eligible to participate. (Section 7)

  5.    What if I leave IDT or change my place of residence between the date my options are cancelled and the replacement grant date?

        The election form will not be revocable after 9:00 a.m. Pacific Time on December 6, 2002 unless this offer is extended. Therefore, if you leave IDT voluntarily, involuntarily, or for any other reason before your replacement options are granted, you will not have a right to any stock options that were previously cancelled and you will not have a right to any stock options that would have been granted on the replacement grant date. Also, if you change your place of residence to a country other than China, Finland, France, Germany, Hong Kong, Israel, Italy, Japan, Korea, the Netherlands, Malaysia, the Philippines, Sweden, Taiwan, the United Kingdom or the United States, you will not have a right to any stock options that were previously cancelled and you will not have a right to any stock options that would have been granted on the replacement grant date.

        THEREFORE, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF IDT FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND YOU WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS ELECTED TO BE EXCHANGED, EVEN IF THE OPTIONS YOU ELECTED TO EXCHANGE WERE FULLY OR PARTIALLY VESTED. (Section 1)

  6.    How does this exchange work?

        Participating in the exchange program requires an eligible employee to make a voluntary election to tender eligible stock options prior to 9:00 a.m. Pacific Time on Friday, December 6, 2002, unless this offer is extended, after which time such election will be irrevocable. This offer is structured such that a replacement option to purchase one share of IDT common stock will be issued in exchange for an option to purchase that number of shares determined in accordance with the exchange ratio described below, which replacement option will be issued on the replacement grant date (which will be at least six months and one day after December 9, 2002, the date that we intend to cancel the options that we accept for exchange) and priced at the closing sales price of our common stock on the date immediately prior to the replacement grant date (or as modified to obtain preferential tax treatment under local tax laws for replacement options granted outside the United States). The table below shows the number of shares of our common stock subject to an option currently outstanding that you must exchange in order to receive a replacement option to purchase one share of common stock, based on the grant price of the currently outstanding option:

Exercise Price	Options Surrendered
$21.00 and lower	1.0
$21.01-31.00	1.3333
$31.01 and higher	1.5

        We will not issue any replacement options exercisable for fractional shares. Instead, if the exchange ratio yields a fractional amount of shares, we will round up (.50 or over) or down (under .50) to the nearest whole number of shares with respect to each option. Unless prevented by law or applicable regulations, eligible options granted under the eligible plans and exchanged for replacement options will be replaced with options granted under the same plan under which the cancelled options were granted, except that eligible options granted under the Newave Shanghai Plan and exchanged for replacement options will be replaced with options granted under our 1997 Stock Option Plan. Each replacement option will be granted pursuant to a new option agreement between you and us. (Sections 1, 7 and 14)

Example

        To illustrate how the exchange ratios work, we'll assume that you have 5 existing options for 300 shares each. The exercise prices of these 5 existing options are: $7.00, $10.00, $15.00, $25.00 and $35.00. Further assume that the option with an exercise price of $10.00 was granted during the six-month period ending on November 5, 2002, and all other options were granted prior to that six-month period. You will only be able to elect to exchange the three existing options with exercise prices of $15.00, $25.00 and $35.00. However, your option with an exercise price of $10.00 will also be automatically exchanged, even though it has an exercise price below $11.01, because it was granted to you during the six-month period ending on November 5, 2002. You will not be able to exchange your option with an exercise price of $7.00. Under these facts, the table below shows the number of shares subject to each replacement option you would receive were you to participate in the exchange program:

Exercise Price of Existing Option	Shares of Common Stock Subject to Existing Option	Exchange Ratio	Shares of Common Stock Subject to Replacement Option
$10.00	300	1 for 1	300
$15.00	300	1 for 1	300
$25.00	300	1.3333 for 1	225
$35.00	300	1.5 for 1	200
Total	1,200		1,025

        The replacement options will be vested to the same extent that the options they replace would have been vested on that date had they not been surrendered; however, the replacement options will not be exercisable prior to the date that is six months after the replacement grant date.

        Within five business days after receiving your election form, we will send you a notice confirming our receipt of your election form. If your options are properly elected for exchange and accepted by us for exchange, you will receive a rights letter promptly following the expiration of this offer. The rights letter will confirm that your options have been accepted for exchange and cancelled and will summarize your rights as a participant in the exchange program, including the material terms of this offer such as the number of shares of our common stock your replacement options will entitle you to purchase, subject to adjustments for any stock splits, stock dividends and similar events. (Section 5)

  7.    What do I need to do to participate in this offer to exchange?

        To participate, you must complete the election form, sign it, and ensure that the Stock Administration Department for IDT receives it in the Santa Clara office no later than 9:00 a.m. Pacific Time on December 6, 2002, unless the offer is extended. You can return your election form to our Santa Clara office by either internal mail, facsimile ((408) 654-6943) or post to Integrated Device Technology, Inc., 2975 Stender Way, Santa Clara, California 95054, Attn: Stock Administrator. Delivery by e-mail will not be accepted. Within 5 business days after receiving your election form, we will send you a notice confirming our receipt of your election form. (Section 3)

  8.    Why won't I receive my replacement options immediately after the expiration of this offer?

        If we were to grant the replacement options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record a compensation expense against our earnings. By deferring the grant of the replacement options for at least six months and one day, we believe we will not have to record such a compensation expense. (Section 10)

  9.    Why can't IDT just reprice my options?

        In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. If we were to simply reprice options, our potential for profitability would be diminished, as we would be required to take a charge against earnings on any future appreciation of the repriced options. (Section 10)

  10.    Why can't I just be granted additional options?

        Because of the large number of options with exercise prices above $11.01, an additional grant of new options to all of these option holders would have a severe negative effect on our dilution and outstanding shares.

  11.    Wouldn't it be easier to quit IDT and then get rehired?

        This is not an alternative for us because this would be treated the same as a repricing if the rehire and resulting re-grant are within six months of the option cancellation date. Under the current accounting rules, we believe such a repricing would cause IDT to take a charge against earnings on any future appreciation of the repriced options. (Section 10)

  12.    If I elect to participate in the exchange program, why must all options granted to me in the last six months, some of which may have a fairly low exercise price, also be exchanged?

        If we were to allow participating employees to keep options that were granted within the six month period ending on November 5, 2002, applicable financial accounting rules would require us to use variable accounting for our stock options, which could result in significant charges in our financial statements. These charges would reduce our reported earnings for each fiscal quarter that the options issued in the last six months remained outstanding. This could have a negative effect on our stock price performance. (Section 10)

  13.    If I elect to participate in the exchange program and I exchange options granted between June 2000 and October 2000, why must all options granted to me on December 21, 2000 be forfeited?

        The December 21, 2000 supplemental grant was made to help offset "underwater" options granted between June 1, 2000 and October 31, 2000. Eligible employees who were granted supplemental options did not have to forfeit their underwater options. This exchange program is also designed to offset underwater options. Therefore, if you elect to exchange options awarded between June 1, 2000 and October 31, 2000, you must forfeit your December 21, 2000 supplemental grant. You will not have to forfeit your supplemental grant if you do not participate in this exchange program, or if you do not elect to exchange options awarded between June 1, 2000 and October 31, 2000.

  14.    How will this offer effect the focal grant for the second half of fiscal year 2003?

        We granted the focal grant for the second half of fiscal year 2003 on November 4, 2002. The financial accounting rules require that any option grants made during the six-month period prior to the commencement of the offer must be exchanged in order to avoid variable accounting for our stock options. Therefore, if you wish to participate in this offer, you must exchange the focal grant for the second half of fiscal year 2003 with any other options granted during the six-month period prior to the commencement of the offer.

  15.    How do I find out the details regarding my existing stock options?

        A summary sheet of your options has been provided to you with this offer. In addition, you can check your E*TRADE OptionsLink account for the current status of your options or you can also contact the Stock Administration Department.

  16.    If I participate, what will happen to my exchanged options?

        Options designated to be exchanged under this program will be cancelled on December 9, 2002, unless this offer is extended by us, in which case such options will be cancelled on the expiration of the offer as extended. The shares of common stock subject to those options will be returned to the pool of shares available for the grant of new options under the plan under which the options subject to an election for exchange were granted. (Section 10)

  17.    What happens to eligible options that I choose not to exchange or that you do not accept for exchange?

        Eligible options that you choose not to exchange or that we do not accept for exchange remain outstanding and retain their existing exercise price, vesting schedule and expiration date.

  18.    If I have incentive stock options, what happens if I elect not to exchange eligible incentive stock options for replacement options?

        You will not be subject to current income tax if you do not elect to exchange your eligible incentive stock options for replacement options.

        We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, the IRS may characterize our offer to you as a "modification" of those incentive stock options, even if you decline the offer. If the IRS successfully asserts that the offer constitutes a "modification" of an existing incentive stock option, then the modification will be treated as a re-grant of the option. The option would be treated as an incentive stock option if the statutory incentive stock option conditions are met at the time of the modification and re-grant. Among other requirements, the option price may not be less than the fair market value of the underlying stock at the time of the re-grant. Even if the option qualifies as an incentive stock option on re-grant, the re-grant would start the two-year waiting period anew, and in some circumstances the $100,000 limitation could cause a portion of the incentive stock options to be treated as a non-qualified stock option.

        We recommend that you consult with your own tax advisor to determine the tax consequences of the exercise of your incentive stock options or sale of the common stock that you will receive when you exercise those options. (Section 12)

  19.    What is the deadline to elect to exchange and how do I elect to exchange?

        The deadline to participate in this program is 9:00 a.m. Pacific Time on December 6, 2002 unless the offer is extended by us. This means that the Stock Administration Department in the Santa Clara office must have your election form in its hands before that time. Delivery by e-mail will not be accepted. Within 5 business days after receiving your election form, we will send you a notice confirming our receipt of your election form. We may, in our discretion, extend this offer at any time, but we cannot assure you that this offer will be extended or, if extended, for how long. If this offer is extended, we will make a public announcement of the extension no later than 6:00 a.m. Pacific Time on the next business day following the previously scheduled expiration of this offer. If this offer is extended by us beyond that time, you must deliver your election form before the extended expiration of this offer.

        We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept options properly and timely elected for exchange that are not validly withdrawn. Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept all options properly elected for exchange promptly after the expiration of this offer. (Section 3)

  20.    What will happen if I do not turn in my form by the deadline?

        If you do not turn in your election form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and original terms. (Section 1)

  21.    During what period of time can I withdraw previously elected options?

        You can withdraw any options that you previously elected for exchange at any time before 9:00 a.m. Pacific Time on December 6, 2002. If this offer is extended by us beyond that time, you can withdraw your options elected for exchange at any time until the extended expiration of this offer. To withdraw options elected for exchange, you must deliver to us a written notice of withdrawal containing the required information and we must receive the withdrawal notice before the election deadline.

Providing us with a properly completed and signed Notice of Election to Withdraw Options form, which has been provided to you in connection with this offer, will constitute a proper written notice of withdrawal. It is your responsibility to confirm that we have received your withdrawal notice before the deadline. Once you have withdrawn options, you can re-elect to exchange options only by again following the delivery procedures described above.

        You can also withdraw your options elected for exchange after the expiration of this offer if we have not provided notice that we have accepted options elected for exchange by 5:00 p.m. Pacific Time on January 3, 2003. (Section 4)

  22.    Am I eligible to receive future grants if I participate in this exchange?

        Because of the accounting limitations, participants in this program are ineligible for any additional stock option grants until after the replacement grant date. After the replacement grant date, participants in this program will be eligible for future stock option grants. If you are recommended for an option grant prior to the replacement grant date, including emergency response team grants, promotional grants, patent grants, second half of new hire grants, IDT Newave anniversary grants and other option grants, and the recommendation is approved, the option grant will be made after the replacement grant date. (Section 5)

  23.    Does IDT plan to make any company-wide option grants between the cancellation date and the replacement grant date?

        No. We do not anticipate making any company-wide option grants, including the focal grants for the 2004 fiscal year, until after the replacement grant date. However, subject to the approval of our board of directors, we anticipate making limited supplemental grants on the replacement grant date to employees who have existing stock options in jurisdictions that are not eligible to participate in this offer. (Section 5)

  24.    Is there any tax consequence to my participation in this exchange?

        If you accept this offer and reside and work in the United States, under current U.S. law, you will not recognize income for federal income tax purposes either at the time your exchanged options are cancelled or when the replacement options are granted. All eligible employees, including those subject to taxation in a foreign jurisdiction, whether by reason of their nationality, residence or otherwise, should consult with their own personal tax advisors as to the tax consequences of their participation in the offer exchange program. Tax consequences may vary depending on each individual employee's circumstances. Included as part of this offer to exchange are short summaries of the general tax consequences of the offer in the United States and in countries other than the United States. You should review these summaries carefully and consult your own tax advisor regarding your personal situation before deciding whether or not to participate in the offer. (Sections 12 through 27).

  25.    How should I decide whether or not to participate?

        We understand that this will be a challenging decision for all eligible employees. THE PROGRAM DOES CARRY CONSIDERABLE RISK, AND THERE ARE NO GUARANTEES OF OUR FUTURE STOCK PERFORMANCE OR THE PRICE OF OUR COMMON STOCK ON THE REPLACEMENT GRANT DATE. So, the decision to participate must be each individual employee's personal decision, and it will depend largely on each employee's assumptions about the future overall economic environment, the performance of the Nasdaq National Market and our own stock price, and our business. (Section 31)

  26.    What do the officers and the members of our board of directors think of this offer?

        Although our board of directors has approved this offer, neither the officers nor the members of our board of directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your options.

  27.    What are the conditions to this offer?

        This offer is subject to a number of conditions, including the conditions described in Schedule A. This offer is not conditioned upon a minimum aggregate number of options being elected for exchange. (Schedule A)

SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS

  28.    Which options can be exchanged?

        If you are eligible to participate in this offer, you may only elect to exchange options that are subject to an eligible option agreement, that have an exercise price of $11.01 or higher per share and that were granted under our 1994 Stock Option Plan, 1997 Stock Option Plan or the Newave Shanghai Plan. However, if you elect to exchange any options, and we cancel such options, then all options granted to you during the six-month period ending on November 5, 2002, or during the period from November 5, 2002 through the expiration of this offer, will also be automatically exchanged, regardless of their exercise price. Further, if you elect to exchange any options that were granted between June 1, 2000 and October 31, 2000, and we cancel such options, then all options granted to you on December 21, 2000 will be automatically CANCELLED, and NO REPLACEMENT OPTIONS WILL BE GRANTED IN EXCHANGE FOR THE CANCELLED DECEMBER 21, 2000 OPTIONS. You may only elect to exchange all or none of the outstanding options granted to you on the same grant date and at the same exercise price. (Section 1)

  29.    Can I exchange the remaining portion of an option that I have already partially exercised?

        Yes, any remaining outstanding, unexercised eligible options can be exchanged. The new option grant will only replace options that are cancelled following the expiration of this offer.

  30.    Can I select which portion of an option to exchange?

        No. You cannot partially cancel an outstanding option. If you choose to exchange an option grant, all options within that grant (that is, all options granted to you on the same grant date and at the same exercise price) will be exchanged and cancelled.

  31.    Can I exchange both vested and unvested options?

        Yes. You can exchange eligible options, whether or not they are vested.

  32.    Can I exchange options that I have already exercised?

        No. This offer only pertains to options and does not apply in any way to shares purchased, whether upon the exercise of options, through our employee stock purchase plans or otherwise, whether or not you have vested in those shares. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not subject to this offer. If you have exercised an eligible option in part, the remaining unexercised portion of that option is outstanding and can be exchanged pursuant to this offer. Options for which you have properly submitted an exercise notice prior to the date this offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

SPECIFIC QUESTIONS ABOUT THE REPLACEMENT OPTIONS

  33.    Under what plan will the replacement options be granted?

        Unless prevented by law or applicable regulations, eligible options granted under our 1994 Stock Option Plan and exchanged for replacement options will be replaced with options granted under our 1994 Stock Option Plan; eligible options granted under our 1997 Stock Option Plan and exchanged for replacement options will be replaced with options granted under our 1997 Stock Option Plan; and eligible options granted under the Newave Shanghai Plan and exchanged for replacement options will be replaced with options granted under our 1997 Stock Option Plan. Each replacement option will be granted pursuant to a new option agreement between you and us. The replacement option will have the terms and be subject to the conditions as provided for in the applicable plan under which the replacement options will be granted. (Section 1)

  34.    What will be my new option exercise price?

        The exercise price for the replacement options, which will be granted on the replacement grant date, will be the closing sales price of our common stock as quoted on the Nasdaq National Market on the business day immediately preceding the replacement grant date, as reported in the print edition of The Wall Street Journal (or as modified to obtain preferential tax treatment under local tax laws for replacement options granted outside the United States). BECAUSE WE WILL NOT GRANT REPLACEMENT OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE REPLACEMENT OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR EXISTING OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS. (Section 2)

  35.    When will I receive my replacement option?

        We will grant the replacement options on a specified date during the 30-day period beginning on the first business day that is at least six months and one day from the date we cancel options elected for exchange. If we cancel options elected for exchange on December 9, 2002, which is the first business day following the scheduled expiration of this offer, the replacement grant date of the replacement options will be no earlier than June 10, 2003. (Section 7)

  36.    When will the replacement options appear in my E*TRADE OptionsLink account?

        The replacement options should be reflected in OptionsLink within 30 to 45 days after the replacement grant date.

  37.    Will my replacement options be incentive stock options?

        No. Regardless of whether the options you exchange are incentive stock options or non-qualified stock options, your replacement options will not be treated as incentive stock options under U.S. federal tax laws. Instead, all replacement options will be non-qualified options. Under current law, you will not realize taxable income upon the grant of a non-qualified stock option. However, when you exercise the non-qualified option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. (Section 12)

  38.    When will the replacement options vest?

        The replacement options will be vested to the same extent that the options they replace would have been vested had they not been surrendered; however, the replacement options will not be exercisable prior to the date that is six months after the replacement grant date. Accordingly, if you remain employed for the six month period following the replacement grant date, you will not lose the benefit of any vesting under your tendered existing options that are accepted for exchange and cancelled. For example, replacement options that are granted in exchange for existing options that are already vested today or that would have become vested after today and before the six month anniversary of the replacement grant date will be vested on the replacement grant date, but not exercisable for a six-month period. The remaining replacement options will become vested in accordance with the existing vesting schedule and on the same vesting dates applicable to the existing options for which such replacement options are exchanged. (Section 7)

  39.    Will the vesting of my replacement option be affected by a leave of absence?

        The vesting of your replacement options will be treated consistently with our current leave of absence policy, which provides that stock options will continue to vest during the length of time the employee receives direct payment from the company as a form of continuing regular compensation and for up to an additional 30 consecutive days of unpaid leave. Thereafter, stock option vesting will be tolled and vesting will resume upon the employee's return to work.

  40.    What will be the terms and conditions of my replacement options?

        For options cancelled under our 1994 Stock Option Plan and 1997 Stock Option Plan, the terms and conditions of the replacement options will be similar to the cancelled options, except for the new option exercise price, the term of the option, the six-month restriction on exercise of the option and classification of the options as non-qualified stock options. For options cancelled under the Newave Shanghai Plan, the terms and conditions of the replacement options will be as provided for in our 1997 Stock Option Plan. You are encouraged to consult the 1994 Stock Option Plan and/or the 1997 Stock Option Plan for complete information about the terms of the replacement options. All replacement options will have a full seven year term beginning on the replacement grant date regardless of the term remaining on the options you elect to exchange at the time those options are cancelled. (Section 7)

  41.    What if my employment with IDT is terminated after the replacement options are granted?

        If your employment with IDT is terminated for any reason after the replacement option has been granted, other than a qualified reduction in force, you will have the earlier of the expiration of the replacement option or three months from the date of your termination to exercise the vested portion of your replacement option. However, in no event will the replacement option be exercisable until the date that is six months after the replacement grant date (the "lockout period"). Therefore, if your employment with us is terminated more than three months before the end of the lockout period, you will not be able to exercise any of your replacement options. If, for example, your employment with us is terminated two months before the end of the lockout period, you would only be able to exercise the vested portion of your replacement options during the one-month period following the expiration of the lockout period. If there is a qualified reduction in force after the replacement grant date, subject to the six-month lockout period, terminated employees will be able to exercise their vested replacement options during the period of time ending the earlier of one year from their termination date or the expiration date of their replacement option. (Sections 5 and 7)

  42.    What happens if there is a reduction in force BEFORE the replacement grant date?

        Although we do not currently anticipate another reduction in force, if there is any reduction in force before the replacement grant date, the terminated employees would lose their right to receive replacement options under this offer to exchange. If we were to terminate your right to receive replacement options under this offer in connection with such a reduction in force, your tendered options would remain cancelled and you would not receive any other consideration for your tendered options. (Section 5)

  43.    What happens if IDT is subject to a change in control AFTER the replacement options are granted?

        For options cancelled under our 1994 Stock Option Plan and 1997 Stock Option Plan, the replacement options will include the same vesting acceleration provisions, if any, as the cancelled options. For options cancelled under the Newave Shanghai Plan, the replacement options will include the vesting acceleration provisions, if any, as contained in the 1997 Stock Option Plan. To obtain detailed change of control provisions governing your options, you can refer to the 1994 Stock Option Plan or the 1997 Stock Option Plan and the prospectus for each plan, all of which are available on our intranet site or upon request by contacting the Stock Administration Department.

  44.    What happens if IDT is subject to a change in control BEFORE the replacement options are granted?

        It is possible that, prior to the grant of replacement options, we might effect or enter into an agreement such as a merger or other similar transaction. These types of transactions could have substantial effects on our stock price, including potentially substantial appreciation in the price of our common stock. Depending on the structure of such a transaction, tendering option holders might be deprived of any further price appreciation in the common stock associated with the replacement options. For example, if our stock was acquired in a cash merger, the fair market value of our stock, and hence the price at which we grant the replacement options, would likely be a price at or near the cash price being paid for the common stock in the transaction. As a result of such a transaction, it is possible that the exercise price of the replacement options may be more than you might otherwise anticipate. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer.

        Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our company, we are reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive replacement options under this offer to exchange. If we were to terminate your right to receive replacement options under this offer in connection with such a transaction, eligible employees who have exchanged options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options. (Section 2)

  45.    Are there other circumstances where I would not be granted replacement options?

        Yes. Even if we accept your tendered options, we will not issue replacement options to you if we are prohibited by applicable law or regulations from doing so, or until all applicable legal and regulatory issues are addressed. We will use reasonable efforts to avoid such prohibition, but if these laws and regulations are applicable on a specified date during the 30-day period beginning on the first business day that is at least six months and one day after we cancel the eligible options accepted for exchange, you will not be granted replacement options. Absent a provision in the offer that terminates our commitment to grant the replacement options after a defined period of delay, we would be indefinitely required to continuously monitor laws and regulations to determine whether we would be permitted to grant the replacement options at some time in the future. We believe that it is necessary from a business point of view to provide a cut-off date after which we will no longer be obligated to issue the replacement options. This will remove the administrative burden and uncertainty associated with monitoring changing laws or regulations over an indefinite period of time and the undefined and ongoing contingent liability of the company to issue the replacement options that would remain absent such a cut-off. We believe that this concern is particularly important given the number of countries in which we will be issuing the replacement options. (Section 11)

  46.    After the replacement grant date, what happens if my options end up underwater again?

        We are conducting this offer only at this time considering the unusual stock market conditions that have affected many companies throughout the country. This offer is therefore considered a one-time offer and is not expected to be offered again in the future. As your stock options are valid for seven years from the date of initial grant, subject to continued employment, the price of our common stock may appreciate over the long term, even if your options are underwater for some period of time after the replacement grant date. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE. (Section 2)

THIS OFFER

1.    Eligibility; Number of Options; Expiration Time.

        Upon the terms and subject to the conditions of this offer, we will exchange for replacement options to purchase common stock under the 1994 Stock Option Plan and 1997 Stock Option Plan, certain outstanding options held by eligible employees under the 1994 Stock Option Plan, 1997 Stock Option Plan and/or the Newave Shanghai Plan that are properly elected for exchange and not validly withdrawn in accordance with Section 4 of this offer before the "expiration time," as defined below.

        You are eligible to participate in the exchange program only if you:

    •
    are an employee of IDT on November 5, 2002;

    •
    reside in China, Finland, France, Germany, Hong Kong, Israel, Italy, Japan, Korea, the Netherlands, Malaysia, the Philippines, Sweden, Taiwan, the United Kingdom or the United States;

    •
    are not our Chief Executive Officer, Jerry G. Taylor, our President and Chief Executive Officer-Elect, Gregory S. Lang, or one of our non-employee directors;

    •
    remain an eligible employee through the expiration of this offer; and

    •
    hold at least one eligible option on November 5, 2002.

        If you elect to exchange options you will not be eligible to receive replacement options unless you continue to be employed by IDT and continue to reside in China, Finland, France, Germany, Hong Kong, Israel, Italy, Japan, Korea, the Netherlands, Malaysia, the Philippines, Sweden, Taiwan, the United Kingdom or the United States through the replacement grant date.

        ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF IDT FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE REPLACEMENT OPTIONS, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS IN EXCHANGE FOR YOUR ELECTED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND YOU WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR ELECTED OPTIONS EVEN IF THE OPTIONS YOU ELECTED TO EXCHANGE WERE FULLY OR PARTIALLY VESTED.

        If you are eligible and choose to participate, you may only elect to exchange options (the terms "option" or "options" refer to an entire option grant) subject to an eligible option agreement that have an exercise price of $11.01 or higher per share. That is, you must exchange all or none of the outstanding options granted to you on a single grant date at the same exercise price. If you so elect to participate, you will automatically be deemed also to have elected to exchange all options granted to you during the six-month period ending on November 5, 2002, or during the period from November 5, 2002 through the expiration of this offer, regardless of their exercise price. Further, if you elect to exchange any options that were granted between June 1, 2000 and October 31, 2000, and we cancel such options, then all options granted to you on December 21, 2000 will be automatically CANCELLED, and NO REPLACEMENT OPTIONS WILL BE GRANTED IN EXCHANGE FOR THE CANCELLED DECEMBER 21, 2000 OPTIONS.

        If you properly tender your eligible options and such tendered options are accepted for exchange, the tendered options will be cancelled and, subject to the terms of this offer, you will be entitled to receive that number of replacement options determined as follows, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the applicable plan:

        The table below shows the number of shares of our common stock subject to the existing outstanding option that you must exchange for each share of common stock subject to the replacement option, based on the grant price of the existing outstanding option:

Exercise Price	Options Exchange Ratio
$21.00 and lower	1 for 1
$21.01-31.00	1.3333 for 1
$31.01 and higher	1.5 for 1

        We will not issue any replacement options exercisable for fractional shares. Instead, if the exchange ratio yields a fractional amount of shares, we will round up (.50 or over) or down (under .50) to the nearest whole number of shares with respect to each option.

        Unless prevented by law or applicable regulations, eligible options granted under our 1994 Stock Option Plan and exchanged for replacement options will be replaced with options granted under our 1994 Stock Option Plan; eligible options granted under our 1997 Stock Option Plan and exchanged for replacement options will be replaced with options granted under our 1997 Stock Option Plan; and eligible options granted under the Newave Shanghai Plan and exchanged for replacement options will be replaced with options granted under our 1997 Stock Option Plan. If your exchange options granted under either the 1994 Stock Option Plan or the 1997 Stock Option Plan, the terms and conditions of the replacement option will be similar to the tendered option it replaces, except that the replacement option will have a new exercise price, expiration date, six-month restriction on exercise, and be classified as a non-qualified option and in most cases will cover a fewer number of shares of our common stock. If you exchange options granted under the Newave Shanghai Plan, the terms and conditions of the replacement option will be as set forth in the 1997 Stock Option Plan.

        Each replacement option will be granted pursuant to a new option agreement between you and us. The exercise price of the replacement options will be equal to the closing sales price of our common stock as quoted on the Nasdaq National Market on the business day immediately preceding the replacement grant date, as reported in the print edition of The Wall Street Journal (or as modified to obtain preferential tax treatment under local tax laws for replacement options granted outside the United States).

        Regardless of whether the options you exchange are incentive stock options or non-qualified stock options, your replacement options will not be treated as incentive stock options under U.S. federal tax laws.

        The term "expiration time" means 9:00 a.m. Pacific Time on December 6, 2002, unless and until we, in our discretion, extend the period of time during which this offer will remain open, in which event the term "expiration time" refers to the latest time and date at which this offer, as so extended, expires. See Section 28 of this offer to exchange for a description of our rights to extend, delay, terminate and amend this offer.

        If we decide to take any of the following actions, we will publish notice or otherwise notify you of such action in writing after the date of such notice:

        (a)  we increase or decrease the amount of consideration offered for the options;

        (b)  we decrease the number of options eligible to be elected for exchange in this offer; or

        (c)  we increase the number of options eligible to be elected for exchange in this offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase.

        If this offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 28 of this offer, we will extend the offer so that the offer is open at least 10 business days following the publication, sending or giving of notice.

        For purposes of this offer, a "business day" means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2.    Purpose of this Offer.

        We issued the options outstanding under the 1994 Stock Option Plan and 1997 Stock Option Plan, and assumed the options outstanding under the Newave Shanghai Plan to promote our long-term growth and success and the creation of stockholder value by:

    •
    encouraging employees to focus on critical long-range objectives;

    •
    encouraging the attraction and retention of employees with exceptional qualifications; and

    •
    linking employee's interests directly to those of stockholders through increased stock ownership.

        Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current and recent trading prices of our common stock. We believe these options are unlikely to be exercised in the foreseeable future and therefore do not serve their original purpose. By making this offer to exchange outstanding options for replacement options that will have an exercise price equal to the market value of our common stock on the business day immediately preceding the replacement grant date (or as modified to obtain preferential tax treatment under local tax laws for replacement options granted outside the United States), we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value. In addition, we hope to create better performance incentives for employees and thereby maximize stockholder value. WE HOPE THAT THIS PROGRAM WILL HELP WITH THE CURRENT UNDERWATER OPTIONS ISSUE, BUT IT IS NOT GUARANTEED CONSIDERING THE EVER-PRESENT RISKS ASSOCIATED WITH A VOLATILE AND UNPREDICTABLE STOCK MARKET.

        We may engage in transactions in the future that could significantly change our structure, ownership, organization or management or the make-up of our board of directors and that could significantly affect the price of our stock. If we engage in such a transaction or transactions prior to the date we grant the replacement options, our stock price could increase (or decrease) and the exercise price of the replacement options could be higher (or lower) than the exercise price of eligible options you elect to have cancelled as part of this offer. The exercise price of any replacement options granted to you in return for options you elect to exchange will be the fair market value of our common stock on the date immediately prior to the replacement grant date. You will be at risk of any increase in our stock price during the period prior to the replacement grant date for these and other reasons.

        On July 29, 2002, we announced the resignation of our Chief Executive Officer, Jerry G. Taylor. Mr. Taylor will remain our Chief Executive Officer through December 2002, and has been transitioning his responsibilities to President and Chief Executive Officer-Elect, Gregory S. Lang. Mr. Taylor will continue to serve on our board of directors.

        On August 23, 2002, we announced the resignation of our Vice President of Communications ASSPs and Worldwide Marketing, Dave Côté. On October 25, 2002, Thomas Brenner joined the company as Vice President of Marketing.

        On October 1, 2002, we announced the resignation of Vice President and Chief Financial Officer Alan F. Krock. Mr. Krock will remain with the Company through a transition period, at which time

Jerry Fielder, our Vice President of Human Resources and Administration, will serve as interim Chief Financial Officer.

        On October 8, 2002 we announced the completion of our acquisition of Solidum Systems, a leading provider of classification and content inspection processing solutions. Solidum is now IDT Canada Inc., a wholly-owned subsidiary of IDT.

        Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our company, we are reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive replacement options under this offer. If we were to terminate your right to receive replacement options under this offer in connection with such a transaction, eligible employees who have exchanged options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their options elected for exchange.

        Subject to the foregoing, and except as otherwise disclosed in this offer or in our filings with the Securities and Exchange Commission (the "SEC"), as of the date hereof, we have no plans, proposals or negotiations that relate to or would result in:

        (a)  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us;

        (b)  any purchase, sale or transfer of a material amount of our assets;

        (c)  any material change in our present dividend rate or policy, or our indebtedness or capitalization;

        (d)  any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing board vacancies or to change any material term of the employment contract of any executive officer;

        (e)  any other material change in our corporate structure or business;

        (f)    our common stock being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

        (g)  our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

        (h)  the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

        (i)    the acquisition by any person of any of our securities or the disposition of any of our securities; or

        (j)    any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.

        NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

3.    Procedures for Electing to Exchange Options.

        Proper Exchange of Options.    To validly elect to exchange your options pursuant to this offer, you must, in accordance with the terms of the election form, properly complete, duly execute and deliver to us the election form. We will only accept a paper copy of the election form. Delivery by e-mail will not be accepted. We must receive the election form in our Santa Clara office by either internal mail, facsimile ((408) 654-6943) or post. To participate in the exchange offer program you should deliver your completed election form to Integrated Device Technology, Inc., 2975 Stender Way, Santa Clara, California 95054, Attn: Stock Administrator before the expiration time. Within 5 business days after receiving your election form, we will send you a notice confirming our receipt of your election form.

        If you do not turn in your election form by the expiration time, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and with their original terms.

        THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORMS AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. IT IS YOUR RESPONSIBILITY TO ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY TO AND RECEIPT BY US.

        Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine, in our discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the tender of options for exchange. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. We also reserve the right to waive any of the conditions of this offer or any defect or irregularity in any election with respect to any particular options or any particular option holder. If we waive any of the conditions of this offer we will do so for all option holders. No election to exchange options will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

        Our Acceptance Constitutes an Agreement.    Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this offer. OUR ACCEPTANCE OF THE OPTIONS THAT YOU ELECT TO EXCHANGE PURSUANT TO THIS OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THIS OFFER.

        Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept promptly after the expiration of this offer all properly elected options that have not been validly withdrawn.

4.    Withdrawal Rights.

        You can only withdraw your elected options in accordance with the provisions of this Section 4.

        You can withdraw your elected options at any time before 9:00 a.m. Pacific Time on December 6, 2002 (the "expiration time"). If the expiration time is extended by us beyond that time, you can withdraw your elected options at any time until the extended expiration of this offer.

        You can also withdraw your options elected for exchange after the expiration of this offer if we have not provided notice that we have accepted options elected for exchange by 5:00 p.m. Pacific Time on January 3, 2003.

        To validly withdraw elected options, you must deliver to us at the address set forth in Section 3 above a written notice of withdrawal with the required information listed below and we must RECEIVE the notice of withdrawal before the expiration time. We will only accept a paper copy of your notice of withdrawal. Delivery by e-mail will not be accepted.

        The notice of withdrawal must specify the name of the option holder who is electing to withdraw the options, the grant date, exercise price, the number of option shares subject to each option to be withdrawn and the total number of option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who elected to exchange the options sought to be withdrawn, exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signor's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal. Providing us with a properly completed and signed Notice of Election to Withdraw form, which has been provided to you in connection with this offer, will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your withdrawal notice before the expiration time. If you elect to withdraw options, you must withdraw all or none of the outstanding options granted to you on the same grant date and at the same exercise price.

        You cannot rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of this offer unless you properly re-elect to exchange those options before the expiration time by following the procedures described in Section 3.

        Neither IDT nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.    Acceptance of Options for Exchange and Issuance of Replacement Options.

        Upon the terms and subject to the conditions of this offer, including those conditions listed on Schedule A, and as promptly as practicable following the expiration of this offer, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the expiration time. Once your options have been accepted for exchange, you will receive a rights letter promptly following the expiration of this offer confirming that your options have been accepted for exchange and cancelled and summarizing your rights as a participant in the exchange program, including the number of shares of our common stock your replacement options will entitle you to purchase.

        If your options are properly elected for exchange and accepted by us, we will cancel your options shortly following the expiration of this offer, and you will be granted replacement options on the replacement grant date. The replacement grant date will be on a specified date during the 30-day period beginning on the first business day that is at least six months and one day from the date we cancel the options accepted for exchange.

        If we accept options you elect to exchange in this offer, you will be ineligible until after the replacement grant date to receive any additional stock option grants for which you may have otherwise been eligible. We believe that this restriction will allow us to avoid incurring a compensation expense against our earnings because of accounting rules that could apply, as a result of this offer, to these interim option grants. We do not anticipate making any company-wide option grants until after the replacement grant date. However, subject to the approval of our board of directors, we anticipate making limited supplemental grants on the replacement grant date to employees who have existing stock options in jurisdictions that are not eligible to participate in this offer.

        ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF IDT FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE REPLACEMENT OPTIONS, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND YOU WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR ELECTED OPTIONS, EVEN IF THE OPTIONS THAT YOU ELECTED TO EXCHANGE WERE FULLY OR PARTIALLY VESTED.

        Therefore, if you leave IDT voluntarily, involuntarily or for any other reason, including a reduction in force, before your replacement option is granted you will not have a right to any stock options that were previously cancelled and you will not have a right to the options that would have been granted on the replacement grant date. Also, if you change your place of residence to a country other than China, Finland, France, Germany, Hong Kong, Israel, Italy, Japan, Korea, the Netherlands, Malaysia, the Philippines, Sweden, Taiwan, the United Kingdom or the United States, you will not have a right to any stock options that were previously cancelled and you will not have a right to any stock options that would have been granted on the replacement grant date.

        For purposes of this offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn, when we give written notice to the option holders of our acceptance for exchange of such options, such notice may be given by press release or letter. Subject to our rights to extend, terminate and amend this offer, we currently expect that you will receive your replacement option as well as the new option agreement within 30 days of the replacement grant date.

6.    Price Range of Common Stock Underlying the Options.

        Our common stock is quoted on the Nasdaq National Market under the symbol "IDTI." The following table shows, for the periods indicated, the high and low closing sales prices per share of our common stock as quoted on the Nasdaq National Market.

	High	Low
Fiscal Year Ended April 1, 2001
First Quarter	$64.38	$35.75
Second Quarter	103.33	49.81
Third Quarter	89.44	27.81
Fourth Quarter	56.00	28.94
Fiscal Year Ended March 31, 2002
First Quarter	50.24	24.05
Second Quarter	39.85	18.63
Third Quarter	33.79	17.80
Fourth Quarter	35.99	25.09
Fiscal Year Ending March 30, 2003
First Quarter	34.53	17.10
Second Quarter	17.25	10.11
Third Quarter (through November 4, 2002)	12.35	6.90

        As of November 4, 2002, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $12.35 per share.

        WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

7.    Source and Amount of Consideration; Terms of Replacement Options.

        Consideration.    We will issue replacement options, subject to applicable laws and regulations, to purchase common stock under our 1994 Stock Option Plan or 1997 Stock Option Plan, depending on the plan under which the eligible options elected for exchange were granted, in exchange for outstanding eligible options properly elected for exchange and accepted by us. The number of shares of common stock subject to the replacement options to be granted to each option holder will be determined as follows, subject to adjustments for any stock splits, stock dividends and similar events affecting the common stock, in accordance with the terms of the applicable plan:

        The table below shows the number of shares of our common stock subject to the existing outstanding option that you must exchange for each share of common stock subject to the replacement option, based on the grant price of the existing outstanding option:

Exercise Price	Options Exchange Ratio
$21.00 and lower	1 for 1
$21.01-31.00	1.3333 for 1
$31.01 and higher	1.5 for 1

        We will not issue any replacement options exercisable for fractional shares. Instead, if the exchange ratio yields a fractional amount of shares, we will round up (.50 or over) or down (under .50) to the nearest whole number of shares with respect to each option.

        Terms of Replacement Options.    As a condition to the issuance of the replacement option we will enter into a new option agreement with each option holder who has elected to exchange options in this offer. The terms of the replacement options are expected to be similar to the related tendered options cancelled in the exchange (or in the case of options cancelled under plans other than the 1994 Stock Option Plan or 1997 Stock Option Plan, as provided in the 1997 Stock Option Plan), except that (i) the replacement options will be granted on a date that is at least six months and one day after the date the tendered options are cancelled; (ii) the replacement options will be vested to the same extent that the options they replace would have been vested on that date had they not been surrendered; however, the replacement options shall not be exercisable until the date that is six months after the replacement grant date; (iii) the exercise price of the replacement option will be the closing price of our common stock on the business day immediately preceding the replacement grant date (or as modified to obtain preferential tax treatment under local tax laws for replacement options granted outside the United States); (iv) the replacement options will all be classified as non-qualified stock options for purposes of the United States federal tax law; and (v) the number of shares underlying the replacement options will be determined as described above. The replacement option will have a full seven year term beginning on the replacement grant date, regardless of the term remaining on the option elected for exchange.

        The terms and conditions of your existing options are set forth in the applicable plan under which they were issued, and the stock option agreement you entered into in connection with each grant. The description of the replacement options set forth herein is only a summary of some of the material provisions of the plans under which they will be issued, but is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the plans. Information regarding the eligible plans may be found in the S-8 Registration Statements and related prospectuses prepared by us in connection with each of the eligible plans, which are available on our intranet site or upon request by contacting the Stock Administration Department. Copies will be provided promptly at our expense.

        Exercise.    Generally, you may exercise the vested portion of your replacement option at any time after the date that is six months after the replacement grant date but prior to the date the replacement option expires. If, however, your employment with IDT terminates for any reason other than death or disability prior to the three month anniversary of the replacement grant date, you will not be able to exercise any portion of your replacement option. If your employment with IDT terminates within three (3) months of or after the six month anniversary of the replacement grant date for any reason other than death or disability, you will immediately forfeit that portion of your replacement option which is not vested and have three (3) months in which to exercise the vested portion of your replacement option, subject to the six-month lockout period. If your employment with IDT terminates at any time due to death or disability, you will immediately forfeit that portion of your replacement option which is not vested and have at least 12 months in the case of disability or a qualified reduction in force and at least 18 months in the case of death in which to exercise the vested portion of your replacement option, subject to the six-month lockout period.

        Federal Income Tax Consequences of Options.    You should refer to section 12 for a discussion on U.S. federal income tax consequences of the replacement options, as well as the consequences of accepting or rejecting the new non-qualified options under this offer to exchange. You should refer to the relevant tax disclosure discussion under Sections 13-27 for a discussion of the tax consequences of participating in this offer in your country of residence if your country of residence is not the United States.

        WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER UNDER THE LAWS OF THE COUNTRY OR COUNTRIES IN WHICH YOU ARE A TAXPAYER.

        Registration of Option Shares.    All shares of common stock issuable upon exercise of options under the 1994 Stock Option Plan and 1997 Stock Option Plan, including the shares that will be issuable upon exercise of all replacement options, have been registered under the Securities Act of 1933 on one or more registration statements on Form S-8 filed with the Securities and Exchange Commission. Unless you are considered an "affiliate" of IDT, you will be able to sell your option shares free of any transfer restrictions under SEC Rule 144 promulgated under the Securities Act of 1933.

        IMPORTANT NOTE. THE STATEMENTS IN THIS OFFER CONCERNING THE ELIGIBLE PLANS AND THE REPLACEMENT OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE ELIGIBLE PLANS AND THE FORM OF STOCK OPTION AGREEMENT UNDER THE ELIGIBLE PLANS. PLEASE CONTACT US AT INTEGRATED DEVICE TECHNOLOGY, INC., 2975 STENDER WAY, SANTA CLARA, CALIFORNIA 95054 ATTN: STOCK ADMINISTRATOR, TO RECEIVE A COPY OF ANY PLAN, PROSPECTUS OR FORM OF STOCK OPTION AGREEMENT.

8.    Information Concerning IDT.

        We design, develop, manufacture and market a broad range of high-performance semiconductor products. Applications for our products include: data networking and telecommunications equipment, such as routers, hubs, switches, cellular base stations and other devices; storage area networks (SANs); other networked peripherals and servers; and personal computers.

        We market our products on a worldwide basis primarily to OEMs (original equipment manufacturers) through a variety of channels, including a direct sales force, distributors, CEMs (contract equipment manufacturers), and independent sales representatives.

        We attempt to differentiate our products from competitors' offerings through advanced architectures and features designed to enhance the performance of our customers' systems, accelerate their product development cycles, and reduce their system costs. We fabricate substantially all of our semiconductor wafers using advanced complementary metal oxide silicon (CMOS) process technology in our own fabrication facilities. We assemble or package the majority of our products in manufacturing facilities that we own in Malaysia and the Philippines, where we also conduct product test operations.

        In fiscal 2003, we acquired Solidum Systems, a leading provider of classification and content inspection processing solutions. In fiscal 2002, we acquired Newave Semiconductor Corp. (Newave), a privately held designer and marketer of integrated circuits for the telecommunications markets. In fiscal 2000, we acquired Quality Semiconductor, Inc. (QSI), which had been engaged in the design, development and marketing of high-performance logic, timing, and networking semiconductor products.

        IDT was incorporated in California in 1980 and reincorporated in Delaware in 1987. Our principal executive offices are located at 2975 Stender Way, Santa Clara, California 95054. Our phone number is (408) 727-6116.

        Additional Financial Information.    We have provided the following additional financial information for your reference.

	Year ended		Quarter ended
Summary Financial Data	March 31, 2002	April 1, 2001	June 30, 2002	July 1, 2001
(in thousands, except per share amounts)
Revenues	$379,817	$991,789	$91,812	$115,908
Restructuring charges, asset impairment and other	24,742	—	—	2,301
Research and development expenses	129,146	128,749	30,241	33,073
Gain on equity investments, net	36,160	86,994	—	—
Net income (loss)	(46,192)	415,203	(7,590)	(21,489)
Basic net income (loss) per share	(0.44)	3.99	(0.07)	(0.20)
Diluted net income (loss) per share	(0.44)	3.76	(0.07)	(0.20)
Shares used in computing net income (loss) per share:
Basic	104,560	104,042	104,232	104,944
Diluted	104,560	104,042	104,232	104,944
	As of		As of
Balance Sheet Data	March 31, 2002	April 1, 2001	June 30, 2002
(in thousands, except per share amounts)
Cash, cash equivalents and investments	$668,904	$821,092	$668,051
Total assets	1,225,819	1,460,912	1,181,761
Long-term obligations	51,221	66,529	49,446
Stockholders' equity	1,054,709	1,139,897	1,021,628
Book value per share	10.10	10.86	9.88

        See "Additional Information" under Section 30 for instructions on how you can obtain copies of our SEC reports that contain our audited financial statements and unaudited financial data.

9.    Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning the Options.

        A list of our directors and executive officers is attached to this offer to exchange as Schedule B.

        As of November 4, 2002 our executive officers and directors (14 persons) as a group held options outstanding under the eligible plans to purchase a total of 3,923,436 shares of our common stock. This number represented approximately 19.81% of the shares subject to all options outstanding under the eligible plans as of that date. As of November 4, 2002, our executive officers eligible to participate in the offer (8 persons) as a group held eligible options outstanding under the eligible plans to purchase a total of 1,831,207 shares of our common stock. This number represented approximately 14.03% of the shares subject to all eligible options outstanding under eligible plans as of that date. Two of our eligible executive officers have informed us that they intend to participate in the offer and exchange their eligible options. The remaining eligible executive officers have not informed us whether or not they intend to participate in the offer. Whether or not our eligible executive officers have informed us whether or not they intend to participate, no one is obligated to participate and each person who has elected to participate has until 9:00 a.m. Pacific Time on December 6, 2002, unless the offer is extended, to elect to withdraw their options elected for exchange.

        Except for outstanding options to purchase common stock and restricted stock awards granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to our equity compensation plans, and except as set forth in this offer to exchange, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

        The following table sets forth the beneficial ownership of the company's executive officers and directors of options outstanding under the eligible plans as of November 4, 2002.

Name of Beneficial Owner	Options Beneficially Owned	Percentage of eligible options
Non-employee Directors
Federico Faggin	74,500	*
John C. Bolger	64,500	*
Kenneth Kannappan	60,000	*
John Schofield	60,000	*
Executive Officers (including the Employee Director)
Jerry G. Taylor	570,000	4.37
Gregory S. Lang	594,875	4.56
Alan F. Krock	378,941	2.90
Mike Hunter	489,500	3.75
Bill Franciscovich	287,498	2.20
Chuen-Der Lien	467,525	3.58
Jimmy J.M. Lee	369,572	2.83
Christopher P. Schott	337,950	2.59
Phil Bourekas	168,575	1.29
Thomas Brenner	—	*
All directors and executive officers as a group (14 persons)	3,923,436	30.06

*
less than 1%

        The following is a list of the stock and stock option transactions involving our executive officers and directors during the sixty (60) days prior to and including November 5, 2002:

  •
  On November 4, 2002, IDT granted Jerry G. Taylor, an executive officer, options to purchase 20,000 shares of common stock at $11.43 per share.
  •
  On November 4, 2002, IDT granted Gregory S. Lang, an executive officer, options to purchase 36,500 shares of common stock at $11.43 per share.
  •
  On November 4, 2002, IDT granted Alan F. Krock, an executive officer, options to purchase 57,500 shares of common stock at $11.43 per share.
  •
  On November 4, 2002, IDT granted Mike Hunter, an executive officer, options to purchase 55,000 shares of common stock at $11.43 per share.
  •
  On November 4, 2002, IDT granted Bill Franciscovich, an executive officer, options to purchase 45,000 shares of common stock at $11.43 per share.
  •
  On November 4, 2002, IDT granted Chuen-Der Lien, an executive officer, options to purchase 45,000 shares of common stock at $11.43 per share.
  •
  On November 4, 2002, IDT granted Jimmy J.M. Lee, an executive officer, options to purchase 45,000 shares of common stock at $11.43 per share.
  •
  On November 4, 2002, IDT granted Christopher P. Schott, an executive officer, options to purchase 45,000 shares of common stock at $11.43 per share.
  •
  On November 4, 2002, IDT granted Phil Bourekas, an executive officer, options to purchase 25,000 shares of common stock at $11.43 per share.
  •
  On September 29, 2002, Mr. Lang purchased 322 shares of common stock pursuant to the IDT 1984 Employee Stock Purchase Plan at $9.1035 per share.
  •
  On September 29, 2002, Mr. Hunter purchased 232 shares of common stock pursuant to the IDT 1984 Employee Stock Purchase Plan at $9.1035 per share.
  •
  On September 29, 2002, Mr. Franciscovich purchased 457 shares of common stock pursuant to the IDT 1984 Employee Stock Purchase Plan at $9.1035 per share.
  •
  On September 29, 2002, Mr. Lee purchased 416 shares of common stock pursuant to the IDT 1984 Employee Stock Purchase Plan at $9.1035 per share.
  •
  On September 29, 2002, Mr. Bourekas purchased 527 shares of common stock pursuant to the IDT 1984 Employee Stock Purchase Plan at $9.1035 per share.

        Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by IDT, or to our knowledge, by any executive officer, director, or affiliate of IDT. For more detailed information on the beneficial ownership of our common stock, you can consult the beneficial ownership table on page 10 of our definitive proxy statement for our 2002 annual meeting of stockholders.

10.    Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

        Options we acquire pursuant to this offer will be cancelled shortly following the expiration of this offer, and the shares of common stock subject to those options will be returned to the pool of shares available for the grant of replacement options under the plan under which the options subject to an election for exchange were granted. To the extent such shares are not fully reserved for issuance upon exercise of the replacement options to be granted in connection with this offer, the shares will be available for future awards to directors, employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or stock exchange on which our common stock is then quoted or listed.

        We believe that IDT will not incur any compensation expense solely as a result of the transactions contemplated by this offer because:

    •
    we will not grant any replacement options for at least six months and one day after the date that we accept and cancel options elected for exchange; and
    •
    the exercise price of all replacement options will equal the fair market value of the common stock on the date we grant the replacement options (except as modified to obtain preferential tax treatment under local tax laws for replacement options granted outside the United States).

        If we were to grant the new options under a traditional stock option repricing, in which an employee's existing options would be immediately repriced, or on any date that is earlier than six months and one day after the date on which we cancel the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of increases in our stock price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards and will avoid these accounting charges. As a result, we believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer.

        Certain of our employees hold options that we assumed in connection with our acquisition of their previous employer, Newave Semiconductor Corp., and for which we have recorded deferred compensation. To the extent these employees elect to exchange such options, and we accept for exchange and cancel such options, we will have to immediately accelerate the amortization of the related deferred compensation previously recorded in connection with these acquisitions. In the event that all eligible options are accepted for exchange, approximately $3.0 million would be recorded in our reported results for the period ending December 29, 2002. Absent the acceleration, the options would continue to be amortized over the vesting period, which ends on March 11, 2005.

11.    Agreements; Legal Matters; Regulatory Approvals.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of replacement options as contemplated by this offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will undertake commercially reasonable steps to seek such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this offer to accept options elected for exchange and to issue replacement options for options elected for exchange is subject to conditions, including the conditions described in Schedule A.

        We may be prohibited by applicable laws or regulations from granting replacement options on a specified date during the 30-day period beginning on the first business day that is at least six months and one day from the date that we cancel the eligible options accepted for exchange. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period then we will grant the replacement options some time in the future if at all. You should note that if a significant period of time has passed and the stock price has increased, the new exercise price of the replacement options may be higher than the options elected for exchange.

12.    Material U.S. Federal Income Tax Consequences.

        The following is a general summary of the material U.S. federal income tax consequences of the exchange of options under the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

        If you exchange outstanding incentive or non-qualified stock options for replacement options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

        At the date of grant of the replacement options, you will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income. The replacement options will not be treated as incentive stock options. Instead, replacement options issued in the exchange program will be non-qualified stock options. The following discussion will allow you to compare the material features of incentive stock options with those of non-qualified stock options.

        WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER.

        IF YOU RESIDE OUTSIDE THE UNITED STATES THE INFORMATION CONTAINED IN THE SUMMARY MAY NOT BE APPLICABLE TO YOU. YOU ARE ADVISED TO REVIEW THE COUNTRY SPECIFIC DISCLOSURES BELOW AND TO CONSULT WITH AN APPROPRIATE PROFESSIONAL ADVISOR AS TO HOW THE TAX OR OTHER LAWS OF YOUR COUNTRY OF RESIDENCE APPLY TO YOUR SPECIFIC SITUATION.

        Federal Income Tax Consequences for Outstanding Incentive Stock Options.    You will not be subject to any current U.S. federal income tax if you elect to exchange your incentive stock options in exchange for new non-qualified options.

        We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, the IRS may characterize our offer to you as a "modification" of those incentive stock options, even if you decline the offer. If the IRS successfully asserts that the offer constitutes a "modification" of an existing incentive stock option, then the modification will be treated as a re-grant of the option. The option would be treated as an incentive stock option if the statutory incentive stock option conditions are met at the time of the modification and re-grant. Among other requirements, the option price may not be less than the fair market value of the underlying stock at the time of the re-grant. Even if the option qualifies as an incentive stock option on re-grant, the re-grant would start the two-year waiting period anew, and in some circumstances the $100,000 limitation could cause a portion of the incentive stock options to be treated as a non-qualified stock option. We recommend that you consult with your own tax advisor to determine the tax consequences of the exercise of your incentive stock options or sale of the common stock that you will receive when you exercise those options.

        Under current law you should not have realized taxable income when the incentive stock options were granted to you under the option plans. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option.

        If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of the common stock is qualifying if it is made after the later of: (a) two years from the date the incentive stock option was granted or (b) at least one year after the date the incentive stock option was exercised.

        If the disposition of the common stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable income to you at the time of the sale. Of that income, the amount up to the excess of the fair market value of the common stock at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

        If you pay the exercise price of an incentive stock option by returning shares of common stock with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the common stock returned to pay the exercise price will be treated as the substituted tax basis for an equivalent number of shares of common stock received, and the new shares will be treated as having been held for the same amount of time as you had held the returned shares. The difference between the aggregate exercise price and the aggregate fair market value of the common stock you receive when you exercised the option will be treated for tax purposes as if you had paid the exercise price for the incentive stock option in cash.

        If you sell common stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell in a disqualifying disposition you may be subject to withholding of income and employment taxes at that time.

        Federal Income Tax Consequences of Non-qualified Stock Options.    Under current law, you will not realize taxable income upon the grant of a non-incentive or non-qualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time.

        If you exchange shares in payment of part or all of the exercise price of a non-qualified stock option, no gain or loss will be recognized with respect to the shares exchanged, regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

        The subsequent sale of the shares acquired pursuant to the exercise of a non-qualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

13.    Material Tax Consequences for Employees who are Tax Residents in China.

        The following is a summary description of the Chinese tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Chinese tax law as of the date of the offer, all of which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCE. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THE OFFER.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Cancellation and Grant of Replacement Option.    It is unlikely that you will be subject to tax as a result of the cancellation of your outstanding option, for the right to receive a replacement option. This result is not completely certain as Chinese tax authorities have not provided any guidance for this type of transaction. You will not be subject to tax when the replacement option is granted to you.

        Exercise of Replacement Option.    Due to legal restrictions in China, you will only be able to exercise your options using the cashless sell-all method of exercise. Under the cashless sell-all method of exercise, options are exercised without you paying cash and all of your shares are sold immediately following exercise. You will receive the proceeds of the sale, minus the exercise price, broker's fees and any withholding taxes. When you exercise the replacement option, you will be subject to income tax and applicable social taxes on the gain at exercise calculated as the difference between the fair market value of the shares on the date of exercise and the exercise price. The spread for tax purposes will be treated as either part of your regular monthly employment income or as a separate bonus from your employer, depending on the practice of the in-charge local tax authority.

        Sale of Shares.    When you subsequently sell the shares acquired upon the exercise of your replacement option you will not be subject to tax on the gain at sale since your sale proceeds should equal the fair market value of the shares at option exercise.

        Withholding and Reporting.    Your employer will report the income from stock option exercises and withhold personal income tax and applicable social taxes.

14.    Material Tax Consequences for Employees who are Tax Residents in Finland.

        The following is a summary description of the Finnish tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Finnish tax law as of the date of the offer, all of which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCE. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THE OFFER.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Cancellation and Grant of Replacement Option.    You should not be subject to taxation as a result of the cancellation of your outstanding option for the right to receive a replacement option. You should not be subject to personal income tax when the replacement option is granted to you. The Finnish National Board of Taxes has issued new guidelines regarding the net wealth taxation of employment-related stock options. The tax authority requires the inclusion of vested and exercisable options in the wealth tax calculation. It is important to note that the tax authorities are in the process of finalizing these guidelines and final amendments and your vested and exercised options may be subject to wealth tax.

        Exercise of Replacement Option.    When you exercise the replacement option you will be subject to tax on the gain at exercise, calculated as the difference between the fair market value of the shares on the date of exercise and the exercise price. The gain will be taxable at the applicable marginal income tax rates.

        Sale of Shares.    When you subsequently sell the shares acquired upon the exercise of your replacement option you will be subject to capital gains tax on any gain calculated as the difference between the sale price and the fair market value on the date of exercise.

        Withholding and Reporting.    When you exercise your options, your employer will withhold income tax, any applicable social tax, and church tax (if you have elected to pay church tax), on gain at exercise. Your employer will also report all income from the stock option exercise and all tax withholdings to the tax authorities at the time the tax is withheld and in January of the year following the year of exercise.

15.    Material Tax Consequences for Employees who are Tax Residents in France.

        The following is a summary description of the French tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the French tax law as of the date of the offer, all of which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCE. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THE OFFER.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Cancellation and Grant of Replacement Option.    You will not be subject to tax as a result of the cancellation of an outstanding option for the right to receive a replacement option. You will not be subject to tax when the replacement option is granted to you.

        Exercise of Replacement Option.    The Company will grant your replacement options as part of an option plan that has qualified under sections L. 225-177 to L 225-186 of the French Commercial Code, as amended and will ensure that the pricing requirements of the replacement options are met to ensure qualified treatment of the plan. Thus, you will not be subject to tax on the gain when you exercise your replacement option except for the excess discount, if any, as described below. The gain realized when you exercise your replacement options will be subject to tax when you sell your shares.

        Sale of Shares.    If you sell the shares any time prior to the four-year anniversary of the grant date of your replacement option, you will be taxed at sale, on the "acquisition gain", defined as difference between the fair market value of the shares on the date of exercise and the exercise price less any excess discount already taxed at exercise. The "acquisition gain" is considered as salary in the year of the sale subject to social charges, CSG and CRDS and individual income tax at progressive rates up to 47.75%. If you sell the shares after the four-year holding period (or the minimum holding period subsequently required under French law) and the "acquisition gain" is less than or equal to Euro 152,500, you will be taxed at the rate of 40% (30%, plus 10% additional contributions) on the gain. If you sell the shares after the four-year holding period (or the minimum holding period required under

French law) but the gain at sale is higher than Euro 152,500, then the portion of the gain under or equal to Euro 152,500 would be taxed at 40% (30%, plus 10% additional contributions) and the portion of the gain above Euro 152,500 would be taxed at 50% (40%, plus 10% additional contributions). In any case, when you sell your shares, if the sales price of the shares is less than the fair market value at exercise, you may recognize a capital loss on the difference between the fair market value at exercise and the sales price.

        You may receive even more favorable tax treatment if you wait to sell your shares an additional two years after both the exercise date and expiration of the initial four year holding period. If you respect these additional periods and the "acquisition gain" is less than or equal to Euro 152,500, you will be taxed at the rate of 26%. If you respect these additional periods and the "acquisition gain" is higher than Euro 152,500, the portion of the "acquisition gain" under or equal to 152,500 is taxed at the rate of 26% and the portion of the "acquisition gain" above Euro 152,500 is taxed at the rate of 40% (Please note however that you may opt for taxation at progressive rates as employment income if such rates are more favorable than the 30% or 40% standard rates). When you sell your shares, if the sales price of the shares is less than the fair market value at exercise, you may recognize a capital loss on the difference between the fair market value at exercise and the sales price.

        In any case, any positive difference between the sales price of the stock and its fair market value at the time of exercise (i.e., any capital gains) is taxed at the rate of 26%. Note that the capital gain, if any, is only taxable if the annual sales proceeds realized by your household during the year exceed the annual ceiling of Euro 7,650. If the sale price is less than the fair market value of the shares at the date of exercise, you will realize a capital loss. This capital loss can be offset against the spread and the excess against capital gain of the same nature realized during the same year or during the five following years. This capital loss cannot be offset against other kinds of income.

        Holding Period.    IDT will not require that you respect the four-year holding period by refraining from selling the shares underlying your replacement option.

        Grant Date.    Under French law, qualified options cannot be granted during specific blackout periods when the granting company is listed on a public exchange. These blackout periods apply to all employees and are as follows:

    •
    the period of time between the ten stock exchange sessions preceding and following the date consolidated accounts are made public, or if there are no consolidated accounts, the date of publication of the annual accounts, and
    •
    the period of time between the date the company becomes aware of information which would have a significant impact on the company's shares and the date after the end of ten stock exchange sessions following the date upon which the information is made public.

        Grant Price.    The grant price of your replacement options will be the greater of (i) the grant price permitted under the Plan, or (ii) 80% of the average quotation price during the 20 trading days preceding the grant of the replacement options, as reported by the Nasdaq Stock Market.

        Withholding and Reporting.    Your options are granted from a French Qualified plan and will not be subject to tax at exercise. Provided that the four-year holding period is met, your option gain will not be subject to social tax withholding at the time of sale. However, if you do not meet the four-year holding requirement your employer will withhold social taxes at the time of sale in the month following the month in which the sale occurs.

        Your employer will send to you, no later than 15 February of the year following the year of exercise of the replacement option, an individual statement providing the following information:

    •
    the name of the company granting the options, the place of location of its head office and, if different, the place of location of its main office;

    •
    the date on which the replacement option was granted and the date of exercise of the replacement option;
    •
    the number of shares acquired and the exercise price; and
    •
    the excess discount (i.e., greater than 5% of the value of the stock on the date of grant), if any, which is taxable as ordinary income upon exercise.

        At the same time, your employer must also send duplicates of the individual statements to the tax office ("Direction des Services Fiscaux") with which it files its tax return.

        To benefit from the favorable tax regime (i.e., deferral of taxation at sale), you must attach the above individual statement to your annual French income tax return for the year in which the option was exercised (e.g., for the exercise of an option in 2006, you would have to attach the individual statement to the income tax return for the income earned in 2006, which you file with the French tax authorities in 2007).

        Upon the sale of the shares, and provided that the four-year exercise period or minimum holding period is met, you will have to report both the spread and the capital gain realized upon sale on your income tax return for the year in which the underlying shares were sold.

16.    Material Tax Consequences for Employees who are Tax Residents in Germany.

        The following is a summary description of the German tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the German tax law as of the date of the offer, all of which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCE. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THE OFFER.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Cancellation and Grant of Replacement Option.    You should not be subject to tax as a result of the cancellation of an outstanding option for the right to receive a replacement option. You will not be subject to tax when the replacement option is granted to you.

        Exercise of Replacement Option.    When you exercise the replacement option, you will be subject to income tax and social insurance contributions (to the extent you have not exceeded the wage base for social insurance contributions) on the gain at exercise, calculated as the difference between the fair market value of the shares on the date of exercise and the grant price. If you are registered as a member of a German church you will also be subject to German church tax on the gain at exercise. The rate for church tax varies from district to district in Germany but is usually in the range of 8-9% of income tax payable.

        Sale of Shares.    When you subsequently sell the shares acquired upon the exercise of your replacement option you will not be subject to capital gains tax on any gain at sale (calculated as the difference between the sale price and the fair market value on the date of exercise) if you have owned the shares for at least 12 months, do not own 1% (as of 2002) or more of IDT's stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets. If you sell the shares within 12 months of acquisition, and your aggregated total short-term capital gains less short term capital losses for the year do not exceed Euro 511, the gain will be tax free. If, however, you sell the shares within 12 months of acquisition, and your aggregated total short term capital gains less short term capital losses for the year exceeds Euro 511, one-half of the gain at sale is taxable as capital gain at ordinary tax rates.

        Please note, however, that there are currently discussions among the German Finance Ministry officials with respect to changing the taxation rules of capital gains. Changes with effect in 2003, therefore, cannot be excluded.

        Withholding and Reporting.    When you exercise your options, your employer will withhold income tax, any applicable social tax (to the extent that you have not exceeded the wage base for social insurance contributions), and church tax (if applicable), on gain at exercise. German social tax deductions on the option gain will only apply to the extent that your total employment income for the year including the option gain does not exceed the applicable wage base for German social taxes currently Euro 54,000 per annum.

        Your employer will report the income from stock option exercises and the amounts withheld for income, social and other applicable tax purposes.

        You are responsible for paying any difference between the actual income tax liability and the income tax withheld. It is your responsibility to report and pay taxes resulting from the sale of your shares.

17.    Material Tax Consequences for Employees who are Tax Residents in Hong Kong.

        The following is a summary description of the Hong Kong tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Hong Kong tax law as of the date of the offer, all of which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCE. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THE OFFER.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Cancellation and Grant of Replacement Option.    You should not be subject to tax as a result of the cancellation of an outstanding option for the right to receive a replacement option. You will not be subject to tax when the replacement option is granted to you.

        Exercise of Replacement Option.    When you exercise the replacement option you will be subject to tax on the gain at exercise, calculated as the difference between the fair market value of the shares on the date of exercise and the exercise price.

        Sale of Shares.    When you subsequently sell the shares acquired upon the exercise of your replacement option you will not be subject to tax on any gain at sale.

        Withholding and Reporting.    Your employer will not withhold taxes at the time of exercise or sale. Your employer will report the income from stock option exercises to the Hong Kong Inland Revenue Department as part of its annual return of compensation. It is your responsibility to report and pay any income taxes resulting from gain on the exercise of your option.

18.    Material Tax Consequences for Employees who are Tax Residents in Israel.

        The following is a summary description of the Israeli tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Israeli tax law as of the date of the offer, all of which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCE. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THE OFFER.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Cancellation and Grant of Replacement Option.    We do not believe that you will be subject to tax as a result of the cancellation of an existing option for the right to receive a replacement option. You will not be subject to tax when the replacement option is granted to you.

        Exercise of Replacement Option.    At exercise you will be taxed on the difference between the fair market value of the stock on the date of exercise and the exercise price. The taxable income is considered regular employment income and taxed at your marginal income and social (National Insurance and Health Tax) tax rates.

        Sale of Shares.    At the time the shares are sold, you will be subject to capital gains tax on the difference between the sales price and the fair market value of the shares on the date of exercise. Since the shares are registered for trade on a non-Israeli stock exchange, you would be taxed at a 35% tax rate.

        Withholding and Reporting.    Your employer will report the income from stock option exercises and withhold income tax on employment income at your marginal tax rate. National Insurance and Health Tax on employment income will also be withheld at the applicable rates. It is your responsibility to report any income and pay any income taxes resulting from the sale of the shares.

19.    Material Tax Consequences for Employees who are Tax Residents in Italy.

        The following is a summary description of the Italian tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Italian tax law as of the date of the offer, all of which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCE. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THE OFFER.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Cancellation and Grant of Replacement Option.    You will probably not be required to recognize any taxable income solely as a result of the cancellation of an outstanding option for the right to receive a replacement option. You will not be subject to tax when the replacement option is granted to you. We will make every effort to ensure that the replacement options will be granted at the greater of the fair market value as defined by the Plans or the normal value, defined as the average closing price for the thirty (30) days prior to the date of grant.

        Exercise of Replacement Option.    When you exercise the replacement option you will not be subject to employment income tax and social insurance contributions on the spread at exercise.

        Sale of Shares.    When you subsequently sell the shares acquired upon the exercise of your replacement option, the amount by which the sale price exceeds the option exercise price paid for the shares will be taxed at capital gains tax rates.

        Withholding and Reporting.    Your employer is not required to report income from the exercise of stock options or withhold income tax or social security contributions on the gain you receive when you sell your optioned shares. It is your responsibility to report income from the exercise of stock options and pay any taxes resulting from your participation in an option plan.

20.    Material Tax Consequences for Employees who are Tax Residents in Japan.

        The following is a summary description of the Japanese tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Japanese tax law as of the date of the offer, all of which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCE. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THE OFFER.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Cancellation and Grant of Replacement Option.    You will not be subject to tax as a result of the cancellation of an existing option for the right to receive a replacement option. You will not be subject to tax when the replacement option is granted to you.

        Exercise of Replacement Option.    When you exercise the replacement option you will be subject to tax on the gain at exercise, calculated as the difference between the fair market value of the shares on the date of exercise and the exercise price. Under the current tax practice, the gain at exercise will be treated as "employment income and you will be taxed at your marginal tax rate on this gain. Please note that the Japanese tax authorities are aware that employees of Japanese affiliates of U.S. companies may earn substantial income as a result of stock options and that they are auditing the tax returns of such employees to confirm that they have correctly reported the resulting income.

        Sale of Shares.    When you subsequently sell the shares acquired upon the exercise of your replacement option, you will be subject to tax on the gain at sale, calculated as the difference between the sale price and the fair market value on the date of exercise. The gain at sale will be subject to taxation at a flat rate of 26%. As of January 1, 2003, if you sell the shares through a broker licensed in Japan, the tax rate will be 20%. Additional favorable capital gains tax treatment may apply on a temporary basis between 2003 and 2007. This treatment will apply to shares of publicly listed companies (including foreign listed companies) sold through a broker licensed in Japan that satisfy certain additional conditions. You should confirm the tax treatment of your gain realized upon sale of the shares with your personal tax advisor as the taxation of shares acquired after January 1, 2003 may change.

        Withholding and Reporting.    Your employer is generally not required to report income from the exercise of stock options, or withhold income tax or social security contributions on the gain you receive when you sell or exercise your shares. It is your responsibility to file a tax return and to report income and pay any taxes resulting from your participation in an option plan.

21.    Material Tax Consequences for Employees who are Tax Residents in Korea.

        The following is a summary description of the Korean tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Korean tax law as of the date of the offer, all of which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCE.

PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THE OFFER.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Cancellation and Grant of Replacement Option.    You will probably not be required to recognize any taxable income as a result of the cancellation of an outstanding option for the right to receive a replacement option. You will not be subject to tax when the replacement option is granted to you.

        Exercise of Replacement Option.    When the replacement option is exercised, you will be subject to tax on the gain at exercise, calculated as the difference between the exercise price and the fair market value of the shares at the time of exercise. The gain at exercise is treated as "salary" or "wages" and taxed at the employee's marginal rate, which ranges from 9.9% to 39.6% including resident surtax. You should be aware that the Korean tax authorities are closely auditing companies and requesting information on their employee's option benefits to determine if the employees have appropriately reported their resulting income and to impose and collect tax on the option spread at exercise when appropriate. There is currently litigation pending where certain executives are challenging the interpretation of the tax authorities regarding the taxability of the option spread at exercise. You should consult with your tax advisor for further guidance on these developments.

        Sale of Shares.    When you subsequently sell the shares acquired upon the exercise of your replacement option, you will be subject to capital gain on the gain at sale, calculated as the difference between the sale price and the fair market value on the date of exercise. The gain is subject to tax at a flat rate of 22% (including resident surtax). If you file a preliminary capital gains tax return and pay the relevant taxes within two months following the end of a quarter in which the sale of shares occurs, you may receive a 10% tax credit on the amount of capital gains tax owed. If the preliminary capital gains tax return is not filed within two months, you must file the capital gains tax return by May 31st of the following year. In calculating the capital gains tax amount, a basic deduction of KRW 2,500,000 per year is allowed.

        Withholding and Reporting.    Your employer will not withhold income tax on the income you receive when you sell your shares or exercise your options. It is your responsibility to pay any relevant taxes and report any income in your annual tax return in May of the following year or by joining a taxpayers' association to declare the income and pay the monthly taxes. Your employer will withhold social securities tax on the income you receive when you exercise your options.

22.    Material Tax Consequences for Employees who are Tax Residents in Malaysia.

        The following is a summary description of the Malaysian tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Malaysian tax law as of the date of the offer, all of which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCE. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THE OFFER.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Cancellation and Grant of Replacement Option.    You will not be subject to tax as a result of the cancellation of an existing option for the right to receive a replacement option. Where taxes arising from the grant of existing options have already been reported and paid, there will be no further reportable income arising from these options. The replacement option will be treated as a new grant for Malaysian tax purposes. You will recognize taxable income at the replacement grant date to the extent that the fair market value of the shares on the date of grant exceeds the actual exercise price, unless you elect to defer taxation to the date of exercise.

        Please note that the Malaysian tax authorities determine fair market value to be the average of the highest and lowest trading prices on the date of grant. As the replacement options are to be granted at an exercise price that is equal to the closing price of the shares on the date immediately preceding the replacement grant date, you may be subject to tax on the price difference. In most cases, the tax will be minimal.

        Exercise of Replacement Option.    If you elected to defer any taxable gain at grant of the replacement option, you will be subject to tax on that amount when you exercise the replacement option. When you exercise the replacement option, you will not be subject to tax on any other income.

        Sale of Shares.    When you subsequently sell the shares acquired upon the exercise of your replacement option, you will not be taxed on any gain arising from the sale of shares.

        Withholding and Reporting.    Your employer is required to withhold income tax on any income you receive upon the grant of replacement options where the fair market value for Malaysian tax purposes is greater than the exercise price. Withholding will occur at the date of grant or on the date of exercise depending on whether you made an election to defer this income until exercise or not. It is your responsibility to file a tax return and to report your income and pay any taxes resulting from your participation in an option plan. Your employer will report any income generated at either the grant date or the exercise date, as appropriate.

23.    Material Tax Consequences for Employees who are Tax Residents in the Netherlands.

        The following is a summary description of the Dutch tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Dutch tax law as of the date of the offer, all of which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCE. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THE OFFER.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Cancellation and Grant of Replacement Option.    You will not be subject to tax as a result of the cancellation of an outstanding option for the right to receive a replacement option. However, please note that any Dutch taxes previously paid in connection with the cancelled option cannot be reclaimed or refunded. You will not be subject to tax upon either the grant of the replacement option or the vesting of the replacement option as the terms of your replacement options will require a mandatory cashless exercise.

        However, you may be subject to wealth tax on your vested options. As of January 1, 2001, the average net value of an individual's privately held investments over a calendar year is deemed to yield a fixed return on investment (imputed investment income) of 4%. This imputed investment income is taxed at a flat rate of 30% and, therefore, the effective tax burden is 1.2% of the average net value of the assets on January 1 and December 31. Limited annual exemptions may be available. This deemed return on investment tax is levied regardless of the actual investment income received during the year (interest income, dividend income, rental income, etc.).

        The replacement options are considered part of the privately held investments as of the later of the following two dates:

    •
    the third anniversary of the replacement grant date, and

    •
    the date on which the options vest.

        Exercise of Replacement Option.    You will be subject to Dutch tax at the date of exercise on the difference between the fair market value at exercise and the exercise price.

        Sale of Shares.    When you subsequently sell the shares acquired upon the exercise of your replacement option, you will not be taxed.

        Withholding and Reporting.    Your employer is required to withhold wage tax, National Insurance ("premies volksverzekeringen") and Employee Insurance contributions ("premies werknemersverzekeringen"), to the extent that you have not exceeded the appropriate thresholds for National Insurance and Employee Insurance contributions on the date of exercise. Wage tax withheld by the employer is only a pre-levy, which is offset against your final Dutch income tax liability. In this regard, please note that irregular income such as benefits from employee options is subject to a flat tax rate under the Dutch Wage Tax Act ("tabel bijzondere beloningen"). The final income tax liability is calculated using the normal, progressive Dutch tax rates with a top marginal tax rate of 52% (year 2002). Therefore, the total wage tax withheld on the option benefit is not necessarily equal to the amount of Dutch income tax payable that you may owe. Please consult your personal tax advisor to determine your total tax payable.

24.    Material Tax Consequences for Employees who are Tax Residents in the Philippines.

        The following is a summary description of the Philippines tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Philippines tax law as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCE. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THE OFFER.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Cancellation and Grant of Replacement Option.    You will not be subject to tax as a result of the cancellation of an outstanding option for the right to receive a replacement option. You will not be taxed on the grant of the replacement options.

        Exercise of Replacement Option.    Upon exercise of the replacement options, you will be subject to tax on the gain at exercise, calculated as the difference between the fair market value of the shares on the date of exercise and the exercise price of the options. The gain at exercise shall be taxed at graduated rates of 5% to 32%. The 32% rate is applied on net taxable income in excess of P500,000.

        Sale of Shares.    When you subsequently sell the shares acquired from the exercise of your replacement options, the gain at sale, calculated as the difference between the sale price and the fair market value of the shares at the time of exercise is subject to tax. The resulting income, although representing capital gains, is subject to the regular tax rates of 5% to 32%. If you held the shares for more than 12 months, then only 50% of the gain will be considered as taxable income.

        Withholding and Reporting.    You will be responsible for the remittance of tax directly to the tax authorities. You are also required to report the additional income arising from the option exercise in your annual individual income tax return due on or before April 15 of the following year. Any gain arising from the sale of shares may be reported as "Other Taxable Income" on the same form.

        It is unlikely that any additional social security contributions would result from your stock option income, since the maximum monthly salary credit on which the social security premium is based is very low and would normally be reached on base salary alone.

        Your employer reserves the right to report the income from stock option exercises and withhold the necessary income and social taxes upon exercise of stock options.

25.    Material Tax Consequences for Employees who are Tax Residents in Sweden.

        The following is a summary description of the Swedish tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Swedish tax law as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCE. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THE OFFER.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Cancellation and Grant of Replacement Option.    You will most likely not be required to recognize any taxable income solely as a result of the exchange of an outstanding option for the right to receive a replacement option. You will not be subject to tax when the replacement option is granted to you.

        Exercise of Replacement Option.    When you exercise the replacement option, you may be subject to income tax on the gain at exercise, calculated as the difference between the fair market value of the shares on the date of exercise and the exercise price. The income recognized would be considered regular salary and subject to taxation at your marginal tax rate.

        Sale of Shares.    When you subsequently sell the shares acquired upon the exercise of your replacement option, you will recognize a gain at sale equal to the difference between the sales price and the fair market value at exercise. Capital gains are taxed at a flat rate (currently 30% for 2002).

        Withholding and Reporting.    Your employer will be responsible for withholding income and social taxes at exercise. Your employer will report the income from stock option exercises to the Swedish tax authorities.

        You must also report details of any taxable income arising from the exercise of your replacement options and from the sale or disposal of shares.

26.    Material Tax Consequences for Employees who are Tax Residents in Taiwan.

        The following is a summary description of the Taiwanese tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Taiwanese tax law as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCE. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THE OFFER.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Cancellation and Grant of Replacement Option.    You will not be subject to tax as a result of the cancellation of an outstanding option for the right to receive a replacement option. You will not be subject to tax when the replacement option is granted to you.

        Exercise of Replacement Option.    When you exercise the replacement option, you may be subject to income tax on the gain at exercise, calculated as the difference between the fair market value of the shares on the date of exercise and the exercise price.

        Sale of Shares.    When you subsequently sell the shares acquired upon the exercise of your replacement option, you will not be taxed.

        Withholding and Reporting.    Your employer is not required to report income from the exercise of stock options or withhold income tax at the time of exercise or sale. You will be responsible for all reporting and tax payment obligations.

27.    Material Tax Consequences for Employees Who Are Domiciled and Permanently Resident and Ordinarily Resident in the United Kingdom.

        The following is a summary description of the United Kingdom (UK) tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the UK tax law as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCE. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THE OFFER.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        If you are a citizen or resident of another country for tax purposes, the information contained in this section may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Cancellation and Grant of Replacement Option.    You will not be subject to tax or National Insurance Contribution (NIC) as a result of the release of an outstanding tendered option as there is no cash consideration received in the Offer. You will not be subject to UK income tax upon grant of the replacement option.

        Exercise of Replacement Option.    You will be subject to UK income tax when you exercise your unapproved replacement option. Income tax will be charged on the difference between the fair market value of the stock on the date of exercise and the exercise price paid for the new options, less any notional dealing costs. Income tax will be charged at your marginal rate of tax. Since the shares are readily convertible assets, your employer will be responsible for income tax withholding under the Pay As You Earn ("PAYE") system in relation to the tax due on the spread realized on the exercise of your option and for paying the income tax withheld to the UK Inland Revenue on your behalf.

        Since the shares are readily convertible assets and the replacement options are being granted on or after 6 April 1999, you will be liable to pay employees' NIC on the gain at exercise, calculated as the difference between the fair market value of the shares on the date of exercise and the exercise price of the replacement options. NIC charges will also be imposed at a rate of 10% on annual earnings above the lower earnings level of £4,628 up to the upper earnings level of £30,420. With effect from 6 April 2003, an additional 1% will be payable on all earnings above the lower earnings level.

        Sale of Shares.    When you sell your shares, you may be subject to UK capital gains tax. The amount subject to capital gains tax will generally be the net sale proceeds less the total amount paid for the shares plus any amount on which income tax was payable on exercise of the option. An annual exemption is available to set against total gains of GBP7,700 for the tax year April 6, 2002 to April 5, 2003 and you may also be able to benefit from taper relief to reduce your chargeable gain. The rate of taper relief is dependant upon the number of years during which shares are held. For taper relief purposes, the shares will be considered to be business assets for as long as you remain an IDT employee. Any resulting gain will be chargeable at your highest rate of tax (40% for a higher rate taxpayer, based on rates applicable for tax year April 6, 2002 to April 5, 2003.

        Withholding and Reporting.    Your employer will be responsible for withholding employees' NIC and for paying the amount withheld to the UK Inland Revenue on your behalf. Your employer is also required to report annually the details of the exchange of options, the replacement option grants, any future option exercises and the income from the exercise of stock options to the UK Inland Revenue.

        You must also report details of any liabilities arising from the exercise of your replacement options and from the sale or disposal of shares together with details of dividend income to the Inland Revenue on your personal UK Inland Revenue tax return. Failure to do so may result in interest and penalties.

        You will be responsible for paying any taxes owed as a result of the sale of the shares.

28.    Extension of Offer; Termination; Amendment.

        We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Schedule A has occurred or is deemed by us to have occurred, to extend the period of time during which this offer is open, and thereby delay the acceptance for exchange of any options, by giving oral or written notice of such extension to the option holders eligible to participate in the exchange or making a public announcement thereof.

        We also expressly reserve the right, in our reasonable judgment, prior to the expiration time, to terminate or amend this offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Schedule A by giving oral or written notice of such termination, amendment or postponement to the option holders eligible to participate in the exchange and making a public announcement thereof. We will return the options elected for exchange promptly after termination or withdrawal of an offer to exchange.

        Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Schedule A has occurred or is deemed by us to have occurred, to amend this offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer.

        Amendments to this offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m. Pacific Time on the next business day after the last previously scheduled or announced expiration time. Any public announcement made pursuant to this offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

        If we materially change the terms of this offer or the information concerning this offer, or if we waive a material condition of this offer, we will extend this offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this offer following a material change in the terms of this offer or information concerning this offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise notify you of such action in writing after the date of such notice:

          (a)  we increase or decrease the amount of consideration offered for the options;

          (b)  we decrease the number of options eligible to be elected for exchange in this offer; or

          (c)  we increase the number of options eligible to be elected for exchange in this offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase;

and if this offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 28 of this offer, we will extend the offer so that the offer is open at least 10 business days following the publication, sending or giving of notice.

29.    Fees and Expenses.

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this offer to exchange.

30.    Additional Information.

        We recommend that, in addition to this offer to exchange and the election form, you review the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

        (a)  IDT's Annual Report on Form 10-K for the period ended March 31, 2002, filed with the SEC on June 28, 2002.

        (b)  IDT's definitive Proxy Statement for the 2002 Annual Meeting of Stockholders, filed with the SEC on July 26, 2002.

        (c)  IDT's quarterly report on Form 10-Q for the period ended June 30, 2002, filed with the SEC on August 14, 2002.

        (d)  IDT's Form S-8 (File No. 333-61742) (registering shares to be issued under the IDT 1997 Stock Option Plan), filed with the SEC on November 4, 2002.

        (e)  IDT's Form S-8 (File No. 333-59162) (registering shares to be issued under the Newave Semiconductor Corp. 1997 Stock Plan and Newave Semiconductor Corp. Shanghai Stock Option Plan), filed with the SEC on April 18, 2001.

        (f)    IDT's Form S-8 (File No. 333-36601) (registering shares to be issued under the IDT 1994 Stock Option Plan), filed with the SEC on September 26, 1997.

        (g)  IDT's Form S-8 (File No. 333-63133) (registering shares to be issued under the IDT 1994 Stock Option Plan), filed with the SEC on October 2, 1995.

        (h)  IDT's Form S-8 (File No. 333-54937) (registering shares to be issued under the IDT 1994 Stock Option Plan), filed with the SEC on August 5, 1994.

        (i)    the description of IDT's common stock included in IDT's Registration Statement on Form 8-B, filed with the SEC on September 24, 1987, including any amendments or reports we file or have filed for the purpose of updating that description.

        These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

        You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330.

        Our SEC filings are also available to the public on the SEC's internet site at http://www.sec.gov.

        Our common stock is quoted on the Nasdaq National Market under the symbol "IDTI" and our SEC filings can be read at the following Nasdaq National Market address:

Nasdaq National Market
20 Broad Way
New York, New York 10005

        We will also provide, without charge, to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Integrated Device Technology, Inc.
Attention: Investor Relations
2975 Stender Way
Santa Clara, California 95054

or by telephoning us at (408) 727-6116 between the hours of 8:00 a.m. and 5:00 p.m. Pacific Time.

        As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

        The information contained in this offer to exchange about IDT should be read together with the information contained in the documents to which we have referred you.

31.    Miscellaneous.

        This offer to exchange and our SEC reports referred to above include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed in our most recently filed report on Form 10-K or Form 10-Q. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

        The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this tender offer.

        We are not aware of any jurisdiction where the making of this offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Integrated Device Technology, Inc.
November 5, 2002

SCHEDULE A

CONDITIONS OF THIS OFFER

        Notwithstanding any other provision of this offer, we will not be required to accept any options elected for exchange, and we may terminate or amend this offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case subject to certain limitations, if at any time on or after November 5, 2002 and prior to the expiration time any of the following events has occurred or, in our reasonable judgement has been determined by us to have occurred, regardless of the circumstances giving rise thereto, including any action or omission to act by us:

        (a)  there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition of some or all of the options elected for exchange pursuant to this offer or the issuance of replacement options;

        (b)  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

              (i)  make the acceptance for exchange of, or issuance of replacement options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of this offer;

            (ii)  delay or restrict our ability, or render us unable, to accept for exchange or issue replacement options for some or all of the options elected for exchange; or

            (iii)  materially and adversely affect the business, condition (financial or other), income, operations or prospects of IDT;

  (c)
  there shall have occurred:

              (i)  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

            (ii)  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

            (iii)  the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

            (iv)  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

            (v)  any decrease of greater than 50% of the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of IDT or on the trading in our common stock;

            (vi)  in the case of any of the foregoing existing at the time of the commencement of this offer, a material acceleration or worsening thereof; or

          (vii)  any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on November 5, 2002;

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        (d)  there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with this offer;

        (e)  a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

              (i)  any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before November 5, 2002;

            (ii)  any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before November 5, 2002 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

            (iii)  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

        (f)    any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of IDT that, in our reasonable judgment, is or may have a material adverse effect on IDT.

        The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration time. We may waive them, in whole or in part, at any time and from time to time prior to the expiration time, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Schedule A will be final and binding upon all persons.

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SCHEDULE B

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
INTEGRATED DEVICE TECHNOLOGY, INC.

        The directors and executive officers of IDT and their positions and offices as of November 5, 2002 are set forth in the following table:

Name	Positions and Offices Held
Federico Faggin	Chairman of the Board of Directors
John C. Bolger	Director
Kenneth Kannappan	Director
John Schofield	Director
Jerry G. Taylor	Chief Executive Officer, Director
Gregory S. Lang	President and Chief Executive Officer-Elect
Alan F. Krock	Vice President and Chief Financial Officer
Mike Hunter	Vice President, Worldwide Manufacturing
Bill Franciscovich	Vice President, Worldwide Sales
Chuen-Der Lien	Vice President, Chief Technical Officer
Jimmy J.M. Lee	Vice President, Logic, FIFO and Telecommunications Products
Christopher P. Schott	Vice President, IPC, SRAM and Multi-port Products
Phil Bourekas	Vice President of Internetworking Products Division
Thomas Brenner	Vice President, Marketing

        The address of each director and executive officer is: c/o IDT, 2975 Stender Way, Santa Clara, California 95054.

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  EXHIBIT (a)(1)(i)
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK FOR A NUMBER OF REPLACEMENT OPTIONS ACCORDING TO AN EXCHANGE RATIO